UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

HYPERCOM CORPORATION
(Name of Registrant as Specified In Its Charter)

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8888 East Raintree Drive, Suite 300
Scottsdale, Arizona  85260

April 30, 2009

Dear Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend Hypercom Corporation’s Annual Meeting of Stockholders at 9:00 am on Thursday, June 25, 2009 at Hypercom’s corporate headquarters, 8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260. Information regarding the annual meeting is presented on the following pages.

In addition to the formal items of business to be brought before the annual meeting, you will have an opportunity to hear a report by Hypercom’s management regarding your company. You will also have an opportunity to direct your questions to our management team.

Information concerning the matters to be considered and voted upon at the Annual Meeting is contained in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. It is important that your shares be represented at the annual meeting, regardless of the number you hold. To ensure your representation at the annual meeting, if you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you, or, if you requested or otherwise received printed copies of the proxy materials, you can also vote by mail, by telephone or on the Internet as instructed on the proxy card that you received. If you attend the annual meeting, you may vote in person even if you have previously returned a proxy card.

If you are unable to attend the annual meeting, you may listen to a live broadcast, which will be available from Hypercom’s website at www.hypercom.com. A replay can also be accessed on the website shortly after the conclusion of the annual meeting.

Thank you for your continued support of Hypercom. I look forward to seeing you on June 25th.

Sincerely

Philippe Tartavull
Chief Executive Officer and President

HYPERCOM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
To Our Stockholders:

What:	Hypercom Corporation 2009 Annual Meeting of Stockholders

When:	June 25, 2009, at 9:00 a.m., MST

Where:	Hypercom Corporation Headquarters
8888 East Raintree Drive, Suite 300
Scottsdale, Arizona  85260

Why:	At the annual meeting, stockholders will act on the following matters:
•	Election of four directors, each for a term of two years;
•	Ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2009; and
•	Any other matters that properly come before the annual meeting.

Only stockholders of record at the close of business on April 27, 2009 are entitled to vote at the annual meeting or any postponement or adjournment of the annual meeting. We have enclosed a copy of our Annual Report to Stockholders covering the fiscal year ended December 31, 2008, which includes audited financial statements, and our proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest per stockholder. Registration and seating will begin at 8:00 a.m. Parking is available. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the annual meeting other than those operated by Hypercom or its designees.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU, OR, IF YOU REQUESTED OR OTHERWISE RECEIVED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD THAT YOU RECEIVED. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 25, 2009: The Hypercom Corporation Proxy Statement for the 2009 Annual Meeting of Stockholders and the 2008 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,

Douglas J. Reich
Corporate Secretary
Scottsdale, Arizona
April 30, 2009

  i

HYPERCOM CORPORATION
8888 East Raintree Drive, Suite 300
Scottsdale, Arizona  85260
________________

PROXY STATEMENT
________________

This proxy statement contains information related to the Hypercom Corporation (“Hypercom,” the “Company,” “we,” “our,” “our company,” or “us”) 2009 Annual Meeting of Stockholders. The annual meeting will be held on June 25, 2009 at 9:00 a.m., MST, at Hypercom’s corporate headquarters, 8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Hypercom’s Board of Directors (the “Board of Directors” or the “Board”). The proxy materials relating to the annual meeting are first being mailed or made available to stockholders entitled to vote at the annual meeting on or about May 4, 2009.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including the election of directors and ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2009. In addition, our management will report on Hypercom’s activities during the fiscal year ended December 31, 2008 and respond to questions from stockholders.

Why did I receive in the mail a one-page Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

        Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are required to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and
•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and is more environmentally friendly. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 27, 2009, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the annual meeting, or any postponement or adjournment of the annual meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Registration and seating will begin at 8:00 a.m. The annual meeting begins at 9:00 a.m. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the annual meeting other than those operated by Hypercom or its designees.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting. In addition, as described in “How do I vote?” below, you will need to bring a legal proxy from the organization that holds your shares to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Hypercom.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting Hypercom to conduct its business at the annual meeting. As of the record date, 53,533,419 shares of Hypercom common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting.

How do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you are a beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	filing a notice of revocation with Hypercom’s Corporate Secretary;
•	sending in another duly executed proxy bearing a later date (including a telephone or Internet vote); or
•	attending the annual meeting and casting your vote in person.

Your last vote will be the vote that is counted.

Are there any dissenters’ rights of appraisal?

Pursuant to applicable Delaware law, there are no dissenters’ rights of appraisal relating to the matters to be acted upon at the annual meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the Board of Directors’ recommendations. The Board’s recommendations are set forth together with a description of each item in this proxy statement. In summary, the Board recommends a vote for election of the nominees for directors (see page 3) and for ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2009 (see page 44).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The four nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Ratification of Selection of Independent Auditors for Fiscal 2009.  The affirmative vote of a majority of the votes duly cast at the annual meeting is required to ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2009. Abstentions and “broker non-votes” will also have no effect on the outcome as discussed below.

Other Matters.  We do not anticipate that any other matters will be brought for consideration at the 2009 Annual Meeting of Stockholders. If any other matters are considered, the affirmative vote of a majority of the votes duly cast at the annual meeting is required to approve such other proposals.  Abstentions are not treated as votes cast and, therefore, will have no effect on any such proposal. “Broker non-votes” will also have no effect on the outcome as discussed below.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee and you do not give proper voting instructions, your broker or nominees may not exercise voting discretion with respect to any non-routine matters to be acted upon. Under current law and regulations, all of the matters to be acted upon at the annual meeting are considered “routine.” Accordingly, unless the broker has an internal policy that prohibits it from exercising discretionary voting authority with respect to the shares it holds on your behalf, it may exercise discretionary voting authority with respect to such shares absent instruction from you. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Who is making this proxy solicitation and who will pay the cost of this proxy solicitation?

The Board of Directors is requesting your proxy to vote on the proposals discussed in this proxy statement. Hypercom will pay the costs of soliciting proxies from stockholders. In addition to the solicitation of stockholders of record by mail, proxies may be solicited by telephone, facsimile, email, personal contact, and similar means by Hypercom’s directors, officers or employees, none of whom will be specifically compensated for such activities. Upon request, Hypercom will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the common stock who request that printed copies of such materials be delivered and to obtain proxies.

Who will count the vote?

Broadridge Financial Solutions, Inc. has been engaged as our independent Inspector of Elections to tabulate stockholder votes for the 2009 annual meeting.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

For Term Expiring at 2011 Annual Meeting

Hypercom’s Board of Directors currently consists of seven members. The directors are divided into two classes, with each class serving for a two-year period.

At the 2009 Annual Meeting of Stockholders, four Class II directors will be elected. Proxies may not be voted for more than four persons for election as directors. The four persons listed below are nominated for election as directors. Nominees will be elected to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified or their resignation or removal, whichever first occurs.

Each of the nominees has consented to serve a two-year term. Should any of the nominees become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The four nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Nominees for Election as Directors

Class II

Johann J. Dreyer, 50	Director since 2007

Johann Dreyer has served as a director of Hypercom since December 2007. Mr. Dreyer is President, CEO and a director of S1 Corporation. From 2005 to 2006, he served as President of S1’s Community Financial International Retail Banking and Global ATM/POS business. Mr. Dreyer was co-founder of Mosaic Software, a global software company specializing in payments systems purchased by S1 in November 2004. Before S1’s acquisition of Mosaic Software and from 2002, Mr. Dreyer served as Group Chief Executive Officer of Mosaic. Mr. Dreyer holds a Bachelor of Commerce Degree (Hons) in Computer Science from the University of Stellenbosch in South Africa.

Keith B. Geeslin, 56	Director since 2008

Keith Geeslin has served as a director of Hypercom since April 2008. Mr. Geeslin joined Francisco Partners as a Partner in January 2004. Prior to joining Francisco Partners, he spent 19 years with the Sprout Group. Mr. Geeslin joined Sprout in 1984, became a General Partner in 1988, and became Sprout’s Managing Partner in 2000. Earlier in his career, he was the general manager of a division of Tymshare, Inc. and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin serves on the board of directors of Blue Coat Systems, Inc. (BCSI), CommVault Systems, Inc. (CVLT), and Synaptics Incorporated (SYNA). He holds a Master of Science in Engineering and Economic Systems and a B.S. in Electrical Engineering from Stanford University, and a Master of Arts in Philosophy, Politics and Economics from Oxford University.

Ian K. Marsh, 55	Director since 2007

Ian Marsh has served as a director of Hypercom since July 2007 and currently serves as Chairman of the Compensation Committee of the Board. Mr. Marsh currently serves as an advisor to Western Union Company since January 2009. He was Executive Vice President and Managing Director, Asia Pacific Region, of Western Union from September 2006 to December 2008. Mr. Marsh served as Senior Vice President and Managing Director – Asia Pacific at Western Union from February 2004 to September 2006. Prior to joining Western Union, Mr. Marsh served as President for Reader’s Digest Europe, with executive responsibility spanning 18 European markets. Prior to that, Mr. Marsh worked for American Express in senior roles overseeing banking, card, travel and insurance operations in both European and Asia-Pacific markets and regions, ultimately serving as President and Chief Executive Officer of American Express – Japan. Mr. Marsh has been educated in London, England and also studied the Institute of Bankers qualifications.

Phillip J. Riese, 59	Director since 2004

Phillip Riese has served as a director of Hypercom since October 2004 and currently serves as Chairman of the Nominating/Corporate Governance Committee of the Board. Mr. Riese has been President of Riese & Others, providing advisory and consultancy services to an array of Fortune 500, and private and publicly held mid-cap companies, since 1998. He is an operating partner with a number of venture capital and private equity firms. Mr. Riese spent 18 years at American Express in a variety of positions, ultimately as President of the Consumer Card Services Group before retiring in 1998. Mr. Riese previously had been a division executive at Chase Manhattan Bank, and before that a partner in the consulting firm of M.C. Geffen and Associates, Cape Town, South Africa. After leaving American Express, Mr. Riese also served as Chief Executive Officer and a director of AirClic Inc., and of OptiMark Technologies.  Mr. Riese holds a Bachelor of Commerce (Hons.) degree from Leeds University in the United Kingdom, a Masters of Business Administration from the University of Cape Town, and a Masters Degree in management from the M.I.T. Sloan School of Management, where he was a Sloan Fellow.

The Board of Directors unanimously recommends a vote FOR election of each of the foregoing director nominees.

Continuing Directors

The following is a list of Class I directors whose terms expire at the 2010 Annual Meeting of Stockholders:

Daniel D. Diethelm, 46	Director since 2004

Daniel Diethelm has served as a Hypercom director since January 2004, currently serves as Lead Director and Chairman of the Audit Committee of the Board, and was Chairman of the Board from August 2005 to December 2007. He also previously served as a Hypercom director from August 2001 to May 2003. Mr. Diethelm has been President of 4Group, LLC, a private equity firm since 2003. From 1998 to 2008, he was Managing Partner of Sudan Funding, LLC, which acted as a manager, investor and consultant primarily in turnaround situations. From January 2000 to January 2001, Mr. Diethelm was President and Chief Executive Officer of Aeropower Resources, Inc., a Rolls-Royce gas turbine Authorized Maintenance Center and Federal Aviation Administration repair station. From 1991 to 2000, Mr. Diethelm was Chief Executive Officer of Sebec Corporation, a management, investment and consulting firm. From 1987 to 1991, Mr. Diethelm was President and Chief Operating Officer of Gould Research, Inc., a registered investment advisor and investment management software and database development company, and served as a member of its board of directors. He also served as a Senior Analyst at Gould Research, Inc. from 1984 to 1987. He is a member of the Arizona State Exposition and Fair Board. Mr. Diethelm is a Chartered Financial Analyst. He received a Bachelor’s degree in Business Administration (Finance) from the University of Arizona.

Norman Stout, 51	Director since 2003

Norman Stout is the Chairman of Hypercom’s Board of Directors and serves in the executive position of Chairman of the Company, effective December 31, 2007. Mr. Stout has served as a director of Hypercom since April 2003. Mr. Stout was appointed Chief Executive Officer and a member of the board of directors of Inter-Tel, Inc., a Phoenix-based business communications provider, in February 2006. Following the acquisition of Inter-Tel by Mitel Networks Corporation in August 2007, Mr. Stout served as CEO of Mitel US (Mitel’s U.S. division) until June 2008. Mr. Stout was with Inter-Tel since June 1998, and had served as Chief Strategy Officer and Chief Administrative Officer prior to becoming CEO. He was also a member of Inter-Tel’s board of directors from 1994 to 1998. Immediately prior to Inter-Tel, Mr. Stout served as Chief Operating Officer of Oldcastle Architectural Products in 1998, President of Oldcastle Architectural West from 1996 to 1998, and President of Oldcastle’s Superlite Block subsidiary from 1993 to 1998. Mr. Stout was Chief Executive Officer of Boorhem-Fields, Inc., a Dallas, Texas, manufacturer of crushed stone, from 1990 to 1993, and its Chief Financial Officer from 1986 to 1990. Mr. Stout currently serves as a director of Mitel Networks Corporation and Remy International, Inc. Mr. Stout is a Certified Public Accountant, and was employed by Coopers & Lybrand from 1982 to 1986. He received a Bachelor of Business Administration degree in accounting from Texas A&M University and a Masters of Business Administration degree from the University of Texas.

Philippe Tartavull, 51	Director since 2007

Philippe Tartavull has served as Hypercom’s Chief Executive Officer and President, and has been a member of the Board of Directors, since December 2007. Mr. Tartavull joined Hypercom in February 2007 as President and was appointed Chief Operating Officer in July 2007. Mr. Tartavull served on the Hypercom Board of Directors from April 2006 to February 2007, when he resigned as a director effective with his agreement to become Hypercom’s President. From 1998 until immediately prior to joining Hypercom, he had been President of Oberthur Card Systems USA, following a year as that company’s Chief Operating Officer. Mr. Tartavull earned a Masters in Business Administration from the Institut d’Administration des Enterprises, Sorbonne University, a Masters of Science in Engineering from Ecole Nationale Superieure des Pétroles et des Moteurs, and a Bachelor of Science in Engineering from the Centre d’Etudes Supérieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the Executive Program at the University of California at Los Angeles’ Anderson School of Management.

Additional Director Appointees

In connection with our acquisition of the Thales e-Transactions line of business, which was completed on April 1, 2008 (the “Acquisition”), Hypercom and Francisco Partners II, L.P. (“FP II”) entered into a credit agreement dated February 13, 2008 (the “Credit Agreement”). Pursuant to the Credit Agreement, on April 1, 2008, FP Hypercom Holdco, LLC, an affiliate of FP II (the “Holder”), loaned Hypercom $60 million to partially fund the Acquisition at the closing of the Acquisition. In connection therewith, on April 1, 2008, we granted the Holder a warrant to purchase 10,544,000 shares of Hypercom common stock at $5.00 per share (the “Warrant”) and entered into a Registration Rights Agreement with the Holder, dated April 1, 2008, pursuant to which Hypercom agreed to register for resale the shares of Hypercom common stock issuable upon exercise of the Warrant (the “Registration Rights Agreement”).

Pursuant to the terms of the Registration Rights Agreement, FP II has the power to nominate two directors to Hypercom’s Board if certain conditions are met. FP II will retain its appointment power for a single director nominee, which initially shall be Mr. Geeslin, until the Holder, together with its affiliates, no longer holds at least 25% of the principal amount of the loan originally made to Hypercom under the Credit Agreement. FP II will retain its appointment power for a second director nominee until the Holder, together with its affiliates, no longer holds at least 50% of the principal amount of the loan originally made to Hypercom under the Credit Agreement. Mr. Geeslin is a nominee for election at the 2009 Annual Meeting of Stockholders.

Although the Holder currently holds at least 50% of the principal amount of the loan, FP II, in its sole discretion, has opted to not exercise its right to nominate and appoint a second director at this time. When FP II nominates the second director nominee, Hypercom must further increase the number of seats on the Board and appoint such director nominee.

CORPORATE GOVERNANCE

The Board, Board Committees and Meetings

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board of directors and vote on extraordinary matters. The board of directors is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our Board currently consists of seven directors. Consistent with the requirements of Section 303A.01 of the New York Stock Exchange’s (“NYSE”) Listed Company Manual, the Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer (“CEO”), as directors. The current Board members include five directors who are not current Hypercom employees (“non-employee directors”) and two directors who are current Hypercom employees—our CEO and our Chairman of the Company.

Independence of Directors

As part of its annual review, the Board has determined that four non-employee directors who served in 2008, Daniel D. Diethelm, Johann J. Dreyer, Ian K. Marsh, and Phillip J. Riese, qualify as “independent” in accordance with the published standards set forth in Section 303A of the NYSE Listed Company Manual and other governing laws and regulations.

The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NYSE rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Hypercom and our management.

Board Responsibilities and Structure

The Board’s primary responsibilities are oversight, counseling and direction to our management in the long-term interests of Hypercom and our stockholders. The Board’s detailed responsibilities include: (1) selecting and regularly evaluating the performance of the CEO and other senior executives; (2) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (3) reviewing and, where appropriate, approving our major financial objectives and strategic and operating plans, business risks and actions; (4) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (5) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with laws and ethics. The Board has instructed our CEO, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the Board’s approval with respect to extraordinary actions that our company may undertake.

The Board’s general policy is that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. The Chairman of the Board chairs the meetings of the Board; approves the information, agenda and meeting schedules sent to the Board; and has in the past served as a liaison between the CEO and the independent directors and called meetings of the independent directors. The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Pursuant to Section 303A.03 of the NYSE Listed Company Manual, Board agendas include regularly scheduled “executive sessions” for the independent directors to meet without management present.

Attendance at Board, Committee and Annual Meetings of Stockholders.  The Board held four regular meetings and 14 special meetings in 2008. Additionally, the Board acted by unanimous written consent three times during 2008. In 2008, each director attended 75% or more of the meetings of the Board and the committees on which they served. Hypercom does not have a formal policy regarding attendance by Board members at our Annual Meeting of Stockholders, but strongly encourages directors to attend. We make every effort to schedule our Annual Meeting of Stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. Messrs. Diethelm and Stout attended the 2008 Annual Meeting of Stockholders.

Executive Sessions of the Non-management Directors.  In addition to the Board and committee meetings, the non-management directors met four times in 2008, in connection with regularly scheduled Board meetings and otherwise, without management present. The presiding director at such meetings was the Lead Director, Mr. Diethelm.

Board Committees and Charters

The Board has delegated various responsibilities and authority to different Board committees, as described in this section of the proxy statement and in the committee charters. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation and Nominating/Corporate Governance Committees. Each member of the Audit, Compensation and Nominating/Corporate Governance Committees is an independent director as defined by NYSE standards and other standards applicable to performing duties on such committees. Each of the Board committees has a written charter as required by, and consistent with, NYSE corporate governance standards, that is approved by the Board. Each committee conducts an annual evaluation of its performance. Copies of each charter are posted on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and we will provide print copies of our committee charters to any stockholder upon request. Each committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table:

Director	Audit	Compensation	Nominating/Corporate Governance
Daniel Diethelm	Chair		√
Johann Dreyer		√
Keith Geeslin
Ian Marsh	√	Chair
Phillip Riese	√	√	Chair
Norman Stout
Philippe Tartavull

The Audit Committee.  The Audit Committee assists the Board in fulfilling its oversight responsibilities to stockholders, the investment community and others by, among other things, monitoring: (1) the quality and the integrity of Hypercom’s financial statements; (2) the adequacy and effectiveness of Hypercom’s internal controls (including any significant changes in internal controls reported to the Audit Committee by the independent auditor or management); (3) the adequacy and effectiveness of Hypercom’s disclosure controls and procedures and management reports thereon; (4) Hypercom’s compliance with ethical policies contained in Hypercom’s Code of Ethics, and legal and regulatory requirements; (5) the independence and qualifications of Hypercom’s independent registered public accounting firm; and (6) the performance of Hypercom’s internal audit function and the independent registered public accountants. The Audit Committee also selects and engages independent auditors to audit Hypercom’s books, records and accounts, reviews the scope of the audits, and establishes policy in connection with Hypercom’s internal audit activities. The Audit Committee also pre-approves all audit and non-audit services provided by the independent auditors. See “Audit Committee Report” below for further information. In 2008, the Audit Committee held five meetings and did not act by unanimous written consent.

The members of the Audit Committee each qualify as “independent” as set forth under Sections 303A.02(a) and (b) of the NYSE Listed Company Manual and special standards established by the SEC for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that such director meets the relevant definition of an “independent director.” Daniel Diethelm is the independent director who has been determined to be our audit committee financial expert. This designation is a disclosure requirement of the SEC related to Mr. Diethelm’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Diethelm any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Board has also determined that each Audit Committee member is financially literate and has sufficient knowledge in reading and understanding Hypercom’s financial statements to serve on the Audit Committee.

Compensation Committee.  The Compensation Committee is responsible for approving all executive compensation agreements and administering Hypercom’s stock option and employee stock purchase plans. A further discussion regarding the nature and scope of the Compensation Committee’s responsibilities is set forth below under “Compensation Discussion and Analysis” and “Compensation Committee Report.”  In 2008, the Compensation Committee held six meetings and did not act by unanimous written consent.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee’s responsibilities include, among other things: (1) assisting the Board in identifying individuals qualified to become Board members; (2) selecting and recommending to the Board nominees for directors at the next annual meeting of stockholders; (3) developing and recommending to the Board a set of Corporate Governance Principles and Practices applicable to Hypercom; (4) overseeing the evaluation of the Board and management; and (5) recommending to the Board director nominees for the Compensation Committee and the Audit Committee. In 2008, the Nominating/Corporate Governance Committee held two meetings and did not act by unanimous written consent.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support Hypercom’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.

In evaluating prospective candidates or current Board members for nomination or re-nomination, the Nominating/Corporate Governance Committee considers the following: (1) character, including reputation for personal integrity and adherence to high ethical standards; (2) judgment; (3) knowledge and experience in leading a successful company, business unit, or other institution; (4) current and historical experience in the electronic payment industry and related industries, including international experience; and (5) business acumen—all in the context of an assessment of the Board’s needs at that point in time. The Nominating/Corporate Governance Committee also considers a candidate’s or current Board member’s other board commitments or job responsibilities in assessing whether the candidate would be able to devote the time and attention necessary to be an effective director of Hypercom. Although the Nominating/Corporate Governance Committee will review each candidate’s qualifications to determine whether each candidate is appropriate for the Board, candidates need not possess any minimum qualifications or specific qualities or skills.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including Hypercom’s directors, management and stockholders. Director candidates recommended by Hypercom’s stockholders will be considered using the same criteria the Nominating/Corporate Governance Committee uses to assess all potential candidates. A stockholder wishing to nominate a candidate to be elected to the Board at the 2010 Annual Meeting of Stockholders must comply with the requirements set forth in our bylaws and should send written notice of their intention to do so to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Hypercom Corporation, 8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260. To be timely, the nomination must be received no later than March 27, 2010, which is 90 days prior to the anniversary of our 2009 Annual Meeting of Stockholders. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating/Corporate Governance Committee to determine if the candidate meets its criteria for Board membership. Hypercom may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the annual meeting or for any vacancies arising on the Board between annual meetings. See “Additional Information—Stockholder Proposals for Inclusion in the 2010 Proxy Statement” and “Additional Information—Director Nominations or Other Business for Presentation at the 2010 Annual Meeting” for more information.

When a vacancy occurs on the Board, the Nominating/Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in our bylaws, the Board elects a new director when a vacancy occurs between annual meetings of stockholders. The Nominating/Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at Hypercom’s annual meeting of stockholders.

The Nominating/Corporate Governance Committee has the authority to retain a search firm to identify and recruit director candidates meeting the criteria specified by the Nominating/Corporate Governance Committee but did not utilize such resources in 2008.

Messrs. Dreyer, Geeslin, Marsh and Riese, the four persons nominated for election as directors at the 2009 Annual Meeting of Stockholders, are current directors and have been recommended by the Nominating/Corporate Governance Committee, which is composed entirely of independent directors, and nominated by the Board.

Communications with the Board

Stockholders or other interested parties may communicate with any or all of the following by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com: (i) the Board of Directors; (ii) the Chairman of the Board; (iii) the Lead Director; (iv) the independent directors; (v) the non-management directors; or (vi) a specific individual director. You may also communicate with any or all of such persons in writing by mail or delivery addressed to the attention of such person(s) at: Corporate Secretary, Hypercom Corporation, 8888 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260. Communications received electronically or in writing will be distributed to the Board of Directors, the Chairman of the Board, the Lead Director, the independent directors, the non-management directors or such other Board member(s), as appropriate.

Communications to one or more directors will be collected and organized by our Corporate Secretary. The Corporate Secretary will forward all communications to the Chairman of the Board or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste, or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence.

The Chairman of the Board will determine whether any communication addressed to the entire Board of Directors should be properly addressed to the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If it is determined that a response to the communication is warranted, the content and method of the response may be coordinated with our counsel.

Other Corporate Governance Policies

Corporate Governance Policies.  The Board of Directors adopted Corporate Governance Principles and Practices in 2004 to comply with Section 303A.09 of the NYSE Listed Company Manual. These policies guide Hypercom and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies are available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and we will provide a print copy of our Corporate Governance Principles and Practices to any stockholder upon request.

Code of Ethics.  Hypercom has a Code of Ethics that applies to all of Hypercom’s directors, executive officers and employees, including the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions. The Code of Ethics is available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and we will provide a print copy of our Code of Ethics to any stockholder upon request. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K in the event of an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, or persons performing similar functions, by disclosing such information on our website.

Lead Director/Non-Executive Chairman.  Daniel Diethelm served as Chairman of the Board from August 2005 to December 2007. Because Mr. Diethelm is an independent director, the Board had determined that it was not necessary to also designate a Lead Director while Mr. Diethelm served as Chairman. As Chairman, Mr. Diethelm chaired Board meetings and executive session meetings of non-management directors, among other responsibilities. The independent directors meet in executive session, without the presence of management, at least quarterly.  Mr. Diethelm was succeeded as Chairman by Norman Stout in December 2007.  Because Mr. Stout is employed by Hypercom as Chairman of the Company and is therefore no longer considered an independent director, the Board reappointed Mr. Diethelm as Lead Director in December 2007 to chair executive session meetings of non-management directors going forward.  Mr. Stout will continue to chair Board meetings.

Whistleblower Procedures.  Hypercom’s Code of Ethics contains procedures for the receipt, retention and treatment of complaints received by Hypercom regarding accounting, internal accounting controls or auditing matters and to address employee concerns about unethical or unlawful behavior that may come to an employee’s attention. Hypercom has established a hotline available to all employees to facilitate anonymous reporting of any questionable activities.

Disclosure Committee.  Hypercom has established a Disclosure Committee composed of members of management and a representative of the Board of Directors to assist Hypercom in fulfilling its obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing its periodic securities filings. Daniel Diethelm serves as the Board representative on the Disclosure Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation principles, philosophy and other relevant policies and to explain how and why we determined the compensation for our company’s most highly compensated senior executives. We are required by the SEC to provide this analysis with respect to (a) each person serving as our CEO during the fiscal year ended December 31, 2008 (“Fiscal 2008”); (b) each person serving as our Chief Financial Officer (“CFO”) during Fiscal 2008; (c) the three most highly compensated executive officers other than our CEO, former CFO and former Interim CFO serving at the end of  Fiscal 2008; and (d) up to two additional individuals for whom disclosure would have been provided pursuant to (c) above but for the fact that the individual was not serving as an executive officer of our company at the end of Fiscal 2008 (collectively, the “Named Executive Officers” or “NEOs”). For Fiscal 2008, our Named Executive Officers were:

•	Philippe Tartavull, CEO and President;
•	Thomas Liguori, former Senior Vice President and CFO;
•	Robert Vreeland, former Interim CFO;
•	Norman Stout, Chairman of the Company
•	Henry Gaillard, Senior Vice President, Global Operations; and
•	Scott Tsujita, Senior Vice President, Finance, Treasury and Investor Relations.

Mr. Liguori resigned from his position as Senior Vice President and CFO, effective February 22, 2008.  In connection with the appointment of Thomas Sabol as Chief Financial Officer, effective April 20, 2009, Mr. Vreeland left his position as Interim CFO, which he was appointed to on April 28, 2008, to continue in a leadership position within Hypercom’s Global Finance team.  Mr. Gaillard was appointed Senior Vice President, Global Operations, effective April 2, 2008.

Guiding Principles.  We have the following Guiding Principles with respect to executive compensation, as established by our Compensation Committee and approved by our Board:

•	Our Compensation Philosophy is established by the Compensation Committee and may be modified from time-to-time at the discretion of the Compensation Committee.

•
Our CEO will seek prior Board approval for all compensation decisions relating to: (a) all Named Executive Officers; (b) all other individuals with a direct reporting relationship to the CEO; (c) all executives or other employees earning an annual base salary in excess of $250,000; and (d) any compensation matter that is an exception to the Compensation Philosophy.

•
All other compensation decisions are delegated by the Compensation Committee to the CEO (with the assistance of our Human Resources department), with the expectation that all decisions: (a) adhere to the Compensation Philosophy; (b) are within the annual budget approved by the Board; and (c) are within the appropriate range for the applicable “Compensation Band” (as discussed below).

Compensation Philosophy.  Compensation and benefits for all employees, including the Named Executive Officers, are determined in the context of our Compensation Philosophy. The Compensation Committee evaluates our Compensation Philosophy on an annual basis in an effort to ensure that the components of total compensation, goals and benchmarks are aligned with Hypercom’s best interests. The central themes and purposes of our Compensation Philosophy are:

•	To encourage continuous improvement in performance at both a corporate and employee level;

•	To seek and retain the employment of the brightest, most innovative and talented employees who will help drive our business to achieve its maximum potential;

•
To define a “Compensation Band” for particular positions in order to determine an employee’s total mix of compensation, which is determined by considering positions of similar responsibility, the complexity of the position, and the market expectation for compensation for a particular position in the geographic region where the person is resident or on temporary assignment; and

•
To align, where appropriate, the compensation of our Named Executive Officers and other employees with stockholder interests, by, among other things, utilizing long-term incentives and triggering performance criteria with corporate results.

Role of Executive Officers in Determining Executive Compensation.  Consistent with our Guiding Principles, the Compensation Committee, or the Board upon recommendation of the Compensation Committee, makes all final compensation decisions related to our Named Executive Officers. However, our CEO and other executive officers regularly provide information and recommendations to the Compensation Committee, including information relating to the performance of the executive officers, appropriate levels and components of compensation, including equity grants, and the targets for business unit performance or other goals for our annual cash incentives.

In particular, our typical practice calls for our CEO and the senior Human Resources officer to meet with the Compensation Committee at or near the beginning of each fiscal year to present:

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An analysis of the 50 most highly compensated employees at Hypercom, which includes, among other things, their compensation, including benefits and long-term incentives, and performance ratings for the prior year.

•
A  recommended base salary increase percentage based on market compensation data and our financial performance during the prior fiscal year for all employees on the payroll to be included as part of the annual budget process. Once a budget is established, base compensation may be adjusted at the CEO’s discretion within the budget.

•
A recommended corporate performance rating structure for determination of the annual bonuses, which structure will be based upon key metrics that, if achieved, should create positive market performance and a basis for creation of longer-term stockholder value.

At the end of each year, our CEO also assists our Compensation Committee in evaluating our corporate performance and establishing a corporate performance rating for the recently completed fiscal year. Once such corporate performance rating is established and approved by our Board, our CEO allocates annual cash bonus awards consistent with such corporate performance rating and individual performance ratings, Compensation Bands and our Compensation Philosophy. With the hire of a new Vice President of Global Human Resources in early 2008, we made certain changes in Fiscal 2008 to the way in which annual reviews of compensation are conducted, as discussed in further detail below.

Our Compensation Philosophy requires that the CEO must seek prior Board approval for all compensation decisions relating to our Named Executive Officers, all other individuals with a direct reporting relationship to the CEO, and all executives or other employees earning an annual base salary in excess of $250,000. To the extent an employee of Hypercom that is not a direct report of the CEO and earns an annual base compensation of $250,000 or less is later determined to be a Named Executive Officer for a given fiscal year, our CEO and other executive officers may make compensation decisions related to such Named Executive Officer without prior Board approval for such fiscal year. Our Human Resources department also supports the Compensation Committee in various other compensation-related work and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs.

Role of Compensation Consultants.  Under its charter, the Compensation Committee has authority to retain and terminate compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. At the request of our Compensation Committee, our management engaged Mercer Human Resource Consulting, Inc. (“Mercer”) in November 2006 to conduct a compensation review and benchmark compensation for thirteen Hypercom executives, including base salary, annual incentive opportunities, total cash compensation, and long-term incentive grant values. Mercer completed its review and benchmarking in January 2007, and this information was presented to the Compensation Committee.

In June 2008, Mercer was again retained by management at the request of our Compensation Committee to conduct a compensation review and benchmark compensation for the top 100 position titles at Hypercom throughout our global regions. Likewise, management retained Farient Advisors, LLC (“Farient”) in June 2008 to conduct a compensation review and benchmark compensation for the 25 most highly compensated employees at Hypercom. Mercer and Farient completed their reviews and benchmarking in the third quarter of 2008, and this information was presented to the Compensation Committee and Board. Farient also conducted a separate study and made recommendations with respect to equity compensation awards in December 2008. This information was presented to the Compensation Committee and Board in February 2009. No other consultants or advisers have subsequently been retained by management Compensation Committee, or the Board. The Compensation Committee does from time to time obtain on an informal basis and use alternative compensation-related data.

Market Data and Benchmarking.  From time-to-time we or our outside advisors benchmark positions against the market to help us continue to keep our compensation and Compensation Bands consistent with the market. For example, our management engaged Mercer and Farient, for purposes of their benchmarking, to use multiple survey sources from their respective published survey libraries that focused on companies of similar size and revenue base as, and in related industries to, Hypercom. Although the information provided to us by Mercer in both 2006 and 2008 did not include the names of the specific companies surveyed, the companies used by Farient in its benchmarking analysis were CAM Commerce Solutions, Inc., Diebold, Inc., Ingenico SA, MICROS Systems, Inc., NCR Corp., PAR Technology Corp., Radiant Systems, Inc., and Verifone Holdings, Inc. We refer to these companies collectively as our “Peer Companies” in this Compensation Discussion and Analysis.

It is anticipated that a compensation review and benchmarking analysis similar to that conducted in Fiscal 2008, with or without the assistance of outside consultants, will be performed on an annual basis going forward in order to review information and make compensation decisions with respect to a broader subset of our employees.

Analysis and Components of Executive Compensation

A broad range of facts and circumstances are considered in setting executive compensation. Our compensation plans are designed to provide a competitive total compensation package consistent with our position in the marketplace, and that is focused on both individual performance and corporate performance. Total compensation is comprised of the following elements:

•	Cash compensation;
•	Long-term incentives;
•	Severance and change of control arrangements; and
•	Other benefits and perquisites.

The Compensation Committee considers each component of executive compensation in light of total compensation. For example, when considering a severance and change of control arrangement for an executive officer, whether it be a new hire or an executive currently employed with us, the Compensation Committee looks at the base salary amount, value of long-term incentive awards, and other benefits or arrangements to determine the appropriate level of termination payments and benefits.

Total compensation for our executives generally, and the NEOs in particular, is targeted within the Compensation Bands based on individual performance, company results, internal equity, past practice, and experience. Business results from the most recently completed fiscal year factor heavily in actual executive compensation earned. When we recruit externally, market competitiveness, experience, as well as the circumstances unique to a particular candidate may weigh more heavily in the compensation analysis. In contrast, when determining compensation for current NEOs, peer group data, business results and internal equity generally factor more heavily into the analysis.

Cash Compensation

Cash compensation for our Named Executive Officers is comprised of:

•	Base salary; and
•	Annual incentive bonus.

Base Salary.  Consistent with our philosophy of tying pay to performance, our Named Executive Officers for the most part receive a relatively small percentage of their overall targeted compensation in the form of base pay. For example, in Fiscal 2008 our CEO and executive Chairman received approximately 30% and 25%, respectively, of their total compensation as base salary. We conduct reviews periodically to benchmark the base salaries of key positions against the market, with the last such review having been completed by Mercer and Farient in the third quarter of 2008. Base salaries for our executives are targeted at the median base salary of executives performing similar roles at companies of similar size and complexity in the applicable market.

Adjustments at the senior and executive management level are made to recognize significant expansion of an individual’s role, or if competitive market data, such as the information gathered from Mercer or other sources, indicate a significant deviation from market standards.

Upon appointing Philippe Tartavull President in February 2007, the Compensation Committee determined to provide him with a base salary in the amount of $350,000. This determination took into account market competitiveness for similarly situated executives, and Mr. Tartavull’s prior experience. No increase in base salary was made in connection with Mr. Tartavull’s promotion to Chief Operating Officer in July 2007. However, upon his promotion to CEO in December 2007, the Compensation Committee determined to increase Mr. Tartavull’s base salary to $450,000. This determination was made in light of the additional responsibilities and workload inherent to the position of CEO, recognition that the scope of activities would be expanded because of the proposed acquisition of the Thales e-Transactions business line, as well as to keep Mr. Tartavull’s base pay near the market median for CEO compensation at our Peer Companies.

The Compensation Committee increased the base salary of Thomas Liguori from $300,000 to $315,000, on a retroactive basis for 2007, in connection with an amendment to his employment agreement in July 2007. The Compensation Committee determined to provide this amount of increase primarily to keep Mr. Liguori’s base pay near the market median for CFO compensation at our Peer Companies.

With respect to the other Named Executive Officers, the only other salary adjustment in Fiscal 2008 was a standard merit increase for Scott Tsujita of approximately 4% of his previous base salary. For the fiscal years ended December 31, 2007 and December 31, 2006 (“Fiscal 2007” and “Fiscal 2006,” respectively), there were no salary adjustments for the Named Executive Officers other than standard merit increases for certain NEOs that were in amounts similar to Mr. Tsujita’s increase in Fiscal 2008.

We disclose the actual base salaries of our Named Executive Officers for Fiscal 2008, Fiscal 2007 and Fiscal 2006 (as applicable) in the Summary Compensation Table of this proxy statement in the column “Salary.”

Annual Cash Incentive.  Annual cash incentive payments are tied directly to annual corporate and individual performance. The target annual bonus for each executive is set such that the executive will achieve total cash compensation (including base salary) approximating the 75th percentile of executives performing similar roles in companies of similar size and complexity in the applicable market (including our Peer Companies) if: (i) our company has achieved the performance expectations of the Board; and (ii) the executive has achieved certain personal performance objectives. The executive can achieve more than the 75th percentile when expectations have been exceeded.

The payment of annual bonuses is dependent on the Board’s assessment of whether we have achieved the expectations that the Board established for our company for a particular year, as further outlined in the process described below, which was established for the first time in Fiscal 2006.

Our corporate performance objectives are generally based upon revenue growth, gross margin, earnings per share (“EPS”), and/or market share, and are set by the Board in connection with its approval of the annual budget. At or near the beginning of the year, the Board, upon recommendation of the Compensation Committee, sets the corporate and personal performance objectives for our CEO, and our CEO in conjunction with the Board also determines personal performance objectives for each Named Executive Officer. Using the corporate and personal performance objectives, the Compensation Committee sets, and our Board approves, an incentive compensation target for each Named Executive Officer. In determining the value of the incentive compensation target, corporate performance goals are typically weighted 80-90% and personal performance goals are typically weighted 10-20%. Determinations regarding weighting of specific performance goals are made by the Board, upon recommendation of the Compensation Committee, at or near the beginning of the year based on a number of factors, such as identified areas for improvement or growth.

At the year end, our Board evaluates the performance of our company as a whole, based, in part, upon the pre-established corporate and personal performance goals. In connection with such evaluation, and only to the extent any applicable minimum threshold requirements for corporate performance targets are achieved, our CEO presents the Board with an initial performance rating for each of the elements in the established rating structure, as well as a comparison to plan, market and key competitors for each element. Using this input, our Board establishes a final performance rating for each element expressed as a number between 0 and 150, with 100 representing “meeting expectations,” 150 representing “significantly exceeding expectations,” and 0 representing “extreme failure to perform.”  The weighted sum of these performance ratings constitutes the performance rating for Hypercom as a whole in the given year (“Corporate Performance Rating”). We believe that the “significantly exceeding expectations” Corporate Performance Rating is difficult to achieve and the achievement of a rating at or near such level should be rewarded with bonus payouts that are at or near the maximum amount set by the Compensation Committee. No awards are made when achievement of goals is below the 85 mark.

If minimum thresholds are achieved, the Corporate Performance Rating expressed as a percentage multiplied by the CEO’s cash incentive compensation target constitutes the annual bonus payouts for our CEO and our executive Chairman. For all other NEOs and eligible employees, incentive compensation payouts are derived by a formula that takes into account the Corporate Performance Rating and individual performance ratings (including pre-established weighting of the two), along with the applicable cash incentive compensation targets for such other eligible executives and employees.

Annual Cash Incentive Awards for 2006.  In Fiscal 2006, the Corporate Performance Rating, which was linked to total net revenue and diluted EPS, fell below 85, which was the minimum threshold that was required to be achieved to pay cash bonuses. Accordingly, no incentive awards were earned by the Named Executive Officers for achievement of performance measures for Fiscal 2006. Actual total net revenue and diluted EPS for Fiscal 2006 was $248.6 million and $0.13 diluted EPS, respectively.

Annual Cash Incentive Awards for 2007.  In February 2007, the Board set corporate and personal performance objectives and based on such objectives, the Compensation Committee recommended incentive compensation targets for 2007 for the Named Executive Officers and certain other senior executives of our company in accordance with the philosophy described above. The Board approved the recommendation.

In August 2007, on the recommendation of the Compensation Committee, the Board approved an amendment to the 2007 annual cash incentive award plan to account for certain events taking place at our company, including: (i) we had missed our first half goals and were expecting to miss our goals for the remainder of the year, resulting in another year with no bonus payout; (ii) the CEO and certain other members of the executive team were leaving; (iii) there was a lack of certainty regarding future leadership of our company; (iv) the competition was recruiting key executives away from our company; and (v) employee morale was accordingly extremely low. To retain critical talent and provide an incentive for performance in the second half of the year, the Compensation Committee restructured the 2007 incentive award plan to:

•	Eliminate the original plan;

•	Reestablish corporate and personal performance objectives for the second half of the year in line with the revised expectations;

•	Allow each eligible executive to earn an award based on these revised objectives; and

•	Reduce the target award for each eligible executive to 50% of their annual target award, reflecting a half-year performance.

These modifications resulted in cash bonus payments for the second half of Fiscal 2007. Significant revenue growth and an operating loss that was less than expectations was offset by lower than expected margins. Target total net revenue and operating loss for the second half of Fiscal 2007 was $138.4 million and $(6.6 million), respectively, as compared to actual total net revenue of $161.5 million and operating loss of $(0.7 million), respectively. Accordingly, a Corporate Performance Rating of 143 was achieved, and the following incentive awards were paid to the following Named Executive Officers in 2008 for achievement of performance measures for Fiscal 2007: Mr. Tartavull—$224,000; Mr. Liguori—$202,230; Mr. Vreeland—$40,380; and Mr. Tsujita—$33,838. Mr. Tsujita was also paid in 2008 a separate discretionary individual performance bonus in the amount of $149,527, which was tied directly to collections in Fiscal 2007 on outstanding amounts owed to Hypercom under a long-term contract with the Brazilian Health Ministry (see Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007). Mr. Gaillard received a bonus of $100,217 (based on the exchange rate as of December 31, 2008) in Fiscal 2008 per the terms of his employment agreement. Mr. Stout was not eligible for non-equity incentive compensation based on Fiscal 2007 performance because he was first employed by Hypercom on December 31, 2007.

Annual Cash Incentive Awards for 2008. The annual cash incentive award plan for 2008 was recommended by the Compensation Committee and approved by the Board. The plan continued the general philosophy outlined above, with the following key elements:

•	Corporate goals for 2008 included financial goals for the combined Hypercom and Thales e-Transactions business line,

•	reflecting the expected synergies from the combination of the businesses as contemplated in the investment proposal;

•	Significant weight was given to revenue growth and EBITDAS (income from operations excluding special charges, depreciation, amortization and stock-based compensation); and

•	A minimum target for EBITDAS of 80% of the budgeted forecast for 2008 was set as a threshold requirement for any payout under the plan.

In addition, regional presidents or managing directors and other key regional executives were included in the plan for the first time. Previously, their incentive award was based solely on local regional performance, but is now based, in part, on overall corporate performance.

The minimum EBITDAS target for Fiscal 2008 was not achieved and, accordingly, no incentive awards were earned by the Named Executive Officers for achievement of performance measures for Fiscal 2008. Since the threshold requirement was not met,  no determinations were made with respect to Corporate Performance Rating, the performance rating for each applicable NEO, or the dollar value of the maximum amount that each NEO could have been awarded for performance in Fiscal 2008 (based on the incentive compensation percentage assigned to the applicable NEO). Actual EBITDAS for Fiscal 2008 (excluding an impairment charge) was $13.2 million as compared to a target of $26.2 million.

Annual Cash Incentive Awards for 2009. As a result of the challenging and uncertain global economy we are currently facing, our ability to project corporate performance far into the future is proving difficult. This has caused us to make changes to the annual cash incentive award plan for 2009 to reflect these unusual circumstances. Our initial corporate bonus plan (which does not apply to commissioned sales persons), which has been recommended by the Compensation Committee and approved by the Board, will address the first quarter of 2009 only. In the first quarter, personal bonus target for each non sales employee (including the NEOs and other senior executives) will be 25% of their full year target.

 The first quarter bonus plan has been structured to have a reasonable probability of payout, with realistic corporate-wide goals for cash balance, revenue, and EBITDAS (as a proxy for profitability). The process for calculating the bonus is as follows:

•
Minimum Cash Balance: If we have met our minimum plan target for cash balance, any excess cash flow we achieve above the plan target will fund the potential “bonus pool.” If we have not met the minimum cash balance target, there will be no money available for bonuses.

•	Minimum EBITDAS: Provided the cash balance target is achieved, we will only pay bonuses if we meet or exceed our Minimum EBITDAS target.

•
Revenue and EBITDAS: Provided the cash balance and Minimum EBITDAS targets are achieved, we will calculate how much we can pay out in bonuses based upon the actual revenue and EBITDAS generated in the first quarter of 2009. Revenue will account for 30% of the weight of individual targets and EBITDAS will account for 70% of the weight of individual targets.

Near the end of the first quarter and early in the second quarter, as we have gained an understanding of how the year is unfolding, management proposed and received Board approval for a balance of the year plan (second quarter through fourth quarter of 2009) that is subject to a minimum target for EBITDAS as a threshold requirement for any payouts under the plan.

Long-Term Incentives

Our use of long term incentive awards, such as “incentive stock options” (as defined by the Internal Revenue Code), non-qualified stock options, stock appreciation rights, restricted stock awards, performance share awards, dividend equivalent awards, and other stock-based awards, allows us to focus our senior and executive management on long-term growth and total stockholder return and value, retain critical talent, and provide a total compensation package that is competitive with our Peer Companies.

We typically grant ten-year options, granted at the market price on the date of grant, vesting in installments over a three to five year period. This assures a focus on long-term growth. In addition, options help retain senior and executive management and other key employees because the recipient cannot realize the full economic benefit of the options unless the option holder stays employed by us for at least part of the vesting period of the options, and our stock price increases from the date of grant.

In determining the size of option grants, we primarily consider potential for long-term contribution and the value the executive will bring to our stockholders over time. We then consider job responsibility, individual performance results, peer group data, the number and value of options the executive already holds, and other factors to determine the value of the award we make to the executive, translating the value into a number of options at the time of the grant.

See “Other Matters Relating to Executive Compensation – Equity Grants” for information regarding our equity grant policy.

Plans.  The Hypercom Corporation Long-Term Incentive Plan was  last amended in 2001 (the “Long-Term Incentive Plan”) to allocate a total of 6,000,000 shares of common stock for issuance. The Long-Term Incentive Plan authorizes issuance of: (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) performance share awards: (vi) dividend equivalent awards; and (vii) other stock-based awards. Stock options issued under the Long-Term Incentive Plan become exercisable over a period determined by the Board (generally over three to five years) and expire after a period determined by the Board (generally ten years). The Hypercom Corporation 2000 Broad-Based Stock Incentive Plan was amended in 2002 (the “Broad-Based Incentive Plan”), to allocate 7,000,000 shares of common stock for issuance. The Broad-Based Incentive Plan authorizes the issuance of non-qualified stock options and restricted stock awards, the majority of which must be issued to employees of our company who are not officers or directors. Non-qualified stock options issued under the Broad-Based Incentive Plan become exercisable over a period determined by the Board (generally over three to five years), and expire after a period determined by the Board (generally ten years). For information regarding the extent to which awards have been made under these plans, see “Equity Compensation Plan Information” located elsewhere in this proxy statement.

Philosophy.  On an annual basis, our Compensation Committee approves a grant of long-term equity for executives. The Compensation Committee believes that our long-term equity program provides an alignment of stockholder interests with those of our executives and is an excellent retention tool. The purpose of this compensation component is to establish long-term performance horizons for participants. By promoting ownership of our common stock, the plan creates stockholder-managers interested in Hypercom’s sustained growth and prosperity. To ensure that grants are linked to potential for long-term contribution, we make our annual grants of options to executives following performance assessments to ensure appropriateness of each award consistent with expectations for future performance. The size of an award granted to any individual is also based upon individual performance, retention risk, Compensation Bands, and other special factors. Historically, we have primarily used stock options for our long-term incentive awards.

Traditionally, our principal form of equity compensation to our Named Executive Officers has consisted of stock options. We have in the past issued restricted stock to our CEO, CFO, as well as other executive officers and employees. Since the implementation of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”), many public companies have begun issuing some form of restricted stock. We believe that one advantage to using restricted stock awards is that we can issue fewer shares when compared to stock option grants, which will be less dilutive to our stockholders, while still providing long-term financial incentives to our executives that align them closely with our stockholders. We have generally reserved restricted stock awards for the CEO or for special occasions, such as hiring of the CFO or other executive officers. Our Compensation Committee will continue to review the mix of our long-term incentive awards and issue restricted stock when it determines appropriate.

2008 Stock Option Grants.  In Fiscal 2008, we continued to utilize stock options for both executive officers and other key employees. Messrs. Tartavull, Vreeland, Stout, Gaillard, and Tsujita received options to purchase 300,000 shares, 55,000 shares, 500,000 shares, 100,000 shares, and 25,000 shares, respectively. Mr. Liguori did not receive any stock option grants in Fiscal 2008. We disclose the stock option awards granted in Fiscal 2008 to our Named Executive Officers in the Summary Compensation Table in the column “Stock Options.”

2008 Restricted Stock Awards.  On January 15, 2008, we granted 50,000 shares of restricted stock to Mr. Stout pursuant to his employment agreement as our executive Chairman, dated December 26, 2007. We did not grant any restricted stock to our other Named Executive Officers in 2008. We disclose the restricted stock awards granted in Fiscal 2008 to our Named Executive Officers in the Summary Compensation Table in the column “Stock Awards.”

Recent Awards.  On April 15, 2009, we granted restricted stock to two NEOs, Henry Gaillard (75,000 shares) and Robert Vreeland (10,000 shares), and to Douglas Reich, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary (10,000 shares). These grants will vest in one-third increments per year on each of the first three anniversary dates of the grant. With respect to these annual grants, our Compensation Committee approved the grant of restricted stock awards from our existing pool of available shares as the primary vehicle of long-term incentive awards. Utilizing full-value awards, we feel that restricted stock awards align executives with stockholders, reduce the volatility of stock options and share usage, have high retention and perceived value, and are also less dilutive than stock options. Having time-based vesting, we are also able to benefit from the tax efficiency of restricted stock awards.

Severance and Change of Control Arrangements

The severance policy of our company relating to severance for our executive officers is as follows:

•
For a not for cause termination or a mutually agreed separation from employment, executive officers with one to four years of service may receive up to six (6) months of base pay in either a lump sum or in salary continuation, at the discretion of our CEO; and

•
For a not for cause termination or a mutually agreed separation from employment, executive officers with more than four years of service may receive up to nine (9) months of base pay in either a lump sum or in salary continuation, at the discretion of our CEO.

During the past few years, Hypercom has been a target of a number of companies wishing to potentially acquire or merge with our company or consolidate it with other entities. Further, we had no named CEO or CFO for periods of time, which also led to certain difficulties in hiring key talent and retaining key executives within our company.

Accordingly, we have entered into employment agreements or arrangements with most of the Named Executive Officers and certain other senior executives that, in certain cases, include severance and change of control provisions. The employment agreements with each of Philippe Tartavull, our President and CEO, Thomas Sabol, our CFO, Henry Gaillard, our SVP, Global Operations, and Norman Stout, our executive Chairman, includes severance and change of control provisions.

The employment agreement with our former CFO, Thomas Liguori, included severance and change of control provisions. In connection with Mr. Liguori’s resignation, he entered into a separation agreement and general release, which took precedence over his former employment agreement with respect to severance and change of control matters. For a detailed description of these employment arrangements and provisions, see “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements.”

The Long-Term Incentive Plan provides that upon a “Change of Control,” as defined, the Board of Directors may, in their sole discretion, cause all outstanding awards to become fully exercisable and all restrictions on outstanding awards to lapse. In addition, participants in the Long-Term Incentive Plan may be allowed to exercise awards prior to the occurrence of the event otherwise terminating the awards, over such period as the Board may determine. Our Broad-Based Incentive Plan and Nonemployee Directors’ Plan provide that upon a “Change of Control,” as defined in such plan, all outstanding options and other awards under such plans shall become fully exercisable and all restrictions on outstanding awards shall lapse. In addition, participants in the plans may exercise their options prior to the occurrence of the event constituting the change of control. The Board may also cause all outstanding awards to terminate, provided that the surviving or resulting corporation tenders substantially equivalent options to the participants.

Severance and Retention Arrangements.  In February 2007, in light of uncertainty and concerns amongst members of our senior management team regarding a possible takeover of our company, the Compensation Committee approved severance arrangements for all then senior executives (including certain former and current NEOs) that would be triggered in the event both of the following occur: (a) a transaction constituting a change of control of our company (a “Change of Control Transaction”) and (b) either (i) the termination of a senior executive by our company other than for cause within 12 months after the close of a Change of Control Transaction; or (ii) the resignation of a senior executive within 12 months after a Change of Control Transaction because of a reduction in such senior executive’s position or a material change in such senior executive’s functions, duties or responsibilities (together (a) and (b)(i) or (b)(ii), a “Double Trigger”). Upon the occurrence of a Double Trigger, we agreed to pay a severance to the senior executive in an amount equal to his or her annual base salary as of the closing of a Change of Control Transaction.

If a senior executive subject to the plan has an effective employment agreement or offer letter with our company that provides payments and/or other benefits to the senior executive in the event of a Double Trigger, the terms of such employment agreement or offer letter shall determine the payments and/or other benefits deliverable to such senior executive in such event.

The Compensation Committee also approved a relocation allowance that may be applicable to certain senior executives in the event of a Double Trigger and which provides that we will pay to the senior executive who has relocated in connection with his employment by our company the amount of (a) 100% of the senior executive’s base salary if the senior executive became an employee of our company less than 12 months prior to the date of the Double Trigger; (b) 75% of the senior executive’s base salary if the senior executive became an employee of our company 12 months or more but less than 18 months prior to the date of the Double Trigger; or (c) 50% of the senior executive’s base salary if the senior executive became an employee of our company 18 months or more but less than 24 months prior to the date of the Double Trigger. Any senior executive that has been an employee of our company for 24 months or more will not be eligible for a relocation allowance. At this time, such relocation allowance, if applicable, would apply only to Mr. Tartavull at the 75% level.

Messrs. Gaillard, Stout and Vreeland are not subject to the plan because they were not executive officers of Hypercom at the time the plan was implemented. Mr. Liguori was subject to the plan prior to his departure, but the provisions thereof were not triggered in connection with his termination of employment.

Potential Acceleration of Options and Restricted Stock Awards.  In February 2007, the Compensation Committee approved a plan for acceleration of vesting for certain outstanding stock options and restricted stock awards in the event of a Change of Control Transaction. Since a Change of Control Transaction did not occur prior to January 1, 2008, this acceleration plan expired and is no longer in effect. However, the Compensation Committee or the Board may approve similar plans from time to time in the future as circumstances warrant.

Under the expired plan: (a) all outstanding stock options under all of our equity incentive plans, to the extent not already vested, would have vested upon the closing of a Change of Control Transaction; (b) all restricted stock awards under all of our equity incentive plans, to the extent not already unrestricted, would have become unrestricted upon the closing of a Change of Control Transaction; and (c) all performance-based restricted stock awards under all of our equity incentive plans, to the extent not already vested, would have vested upon the closing of a Change of Control Transaction, and such awards would have become unrestricted upon (i) a reduction in the holder’s position, or a material change in the holder’s functions, duties or responsibilities, (ii) termination of the holder by our company other than for cause, or (iii) January 1, 2008, whichever first occurred. In addition, we would have been required to make tax gross up payments relating to vesting of restricted stock awards upon the closing of a Change of Control Transaction.

Severance Agreements with former NEOs.  On February 22, 2008, Thomas Liguori resigned as Senior Vice President and CFO. In connection with his resignation, Mr. Liguori entered into a separation agreement and general release. Mr. Liguori’s separation agreement provided that, per the terms of his amended employment agreement, he was entitled to receive the following benefits for having resigned within the four-month trial period after the hiring of a new CEO: (i) any unpaid salary earned prior to the resignation date, any unpaid bonus applicable to Fiscal 2007, and any claims for expenses incurred by Mr. Liguori on our behalf, to be paid promptly following the resignation date; (ii) a lump sum severance payment of $315,000 (equal to one year of his then current base salary); (iii) 18 months of insurance coverage paid for by us; (iv) a relocation allowance in the form of a lump-sum payment equal to 50% of his then current base salary; (v) all outstanding stock options owned by him vested upon the effective date of his resignation; and (vi) 25,000 shares of restricted stock granted to him that had previously been subject to restrictions based on attainment of certain performance goals for 2007 (which were attained) were designated as unrestricted. Mr. Liguori’s separation agreement also contained his full release of all claims against our company and required that he remain bound by the non-disclosure agreement that was included as part of his former employment agreement. In addition, the separation agreement required that Mr. Liguori remain bound by the non-competition provisions of his amended employment agreement, which provided that, for a period of 12 months following termination of employment with us, Mr. Liguori was prohibited from accepting employment in any business entity in the world that directly competes with us.

We believe that our severance benefits, change of control arrangements and the separation agreement for Mr. Liguori are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, and, in some cases, non-competition agreements, which serve the best interests of our company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to, in some cases, protect our management with some guaranteed compensation in the event of a termination after a Change of Control Transaction. In addition, management may be less reluctant to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements. We believe that the cash and other components of these arrangements are consistent with the market in which we operate and are relatively immaterial when viewed in relation to the benefits that they provide to us and our stockholders and the overall value of our company.

Other Benefits and Perquisites

Our health care, insurance and other welfare and employee benefits are substantially the same for all of our employees, including our Named Executive Officers. We generally do not provide any ongoing material perquisites to our executive officers. We have a practice of limiting executive perquisites because we feel that it is consistent with our Compensation Philosophy, which emphasizes pay for performance. For instance, in Fiscal 2006, we discontinued housing and car allowances for senior and executive management to reduce compensation costs, except on a case by case basis. See “All Other Compensation Table” for more information.

Fiscal 2006.  In Fiscal 2006, we paid the relocation expenses of Thomas Liguori, our then-newly hired and now former CFO. As part of the recruitment process for Mr. Liguori, the relocation package we offered gave him the option to have Hypercom purchase his home rather than sell it himself. He elected to have Hypercom purchase his home and we contracted with a professional realty company specializing in home purchase services. Mr. Liguori then executed a sale agreement with such professional realty company in the first quarter of Fiscal 2006, with the purchase price determined by an appraisal process. The professional realty company then purchased the houses on our behalf and Mr. Liguori received this purchase price. Thereafter, the costs to carry the house, any gain or loss on the sale of the house, and the costs of sale were borne by Hypercom. The total cost to us pursuant to this agreement was approximately $395,000, which was paid to third parties. Our Board elected to bear this cost to successfully recruit the services of Mr. Liguori, and because the Board felt it was in the best interest of our company that he and his family relocate to our headquarters area immediately, with as few distractions as possible, given that during this period we were implementing new strategies and plans arising from our comprehensive business review conducted in 2005. We do not believe that such relocation benefits will be a normal or continuing perquisite for executive officers. See “Relocation Expenses Table” for more information.

Fiscal 2007.  In Fiscal 2007, we paid some residual relocation expenses for Mr. Liguori related to his relocation discussed above. We also paid housing and travel expenses for Philippe Tartavull, our CEO, in connection with his commuting from his home in the Los Angeles area to Scottsdale each week, consistent with his amended employment agreement.

Fiscal 2008.  In Fiscal 2008, we paid housing and travel expenses for Philippe Tartavull, our CEO, in connection with his commuting from his home in the Los Angeles area to Scottsdale each week, consistent with his amended employment agreement. In addition, we paid for a leased automobile for Henry Gaillard consistent with his employment agreement.

We describe the perquisites and other benefits paid in Fiscal 2008, 2007 and 2006 to each of the Named Executive Officers (as applicable) in the Summary Compensation Table in the column “All Other Compensation” and related tables.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent that it determines such actions are consistent with our Compensation Philosophy and in the best interests of our stockholders. Our goal is to have most of the compensation paid to our CEO and our other Named Executive Officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Our compensation plans are structured so that most amounts paid under those plans will be fully deductible. However, some of the compensation that we pay may not be deductible. Under Section 162(m) of the Internal Revenue Code, we cannot take a tax deduction for compensation paid in excess of $1 million in any one year to our CEO and three highest paid executive officers, other than the CFO. However, if we pay compensation that is “performance-based” under Section 162(m), we may receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. We do not use the tax deduction as a justification for awarding compensation in excess of $1 million. However, to the extent the awards do exceed $1 million, we generally believe it is in the stockholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the tax deduction.

Our Compensation Committee also considers special rules applicable to nonqualified deferred compensation arrangements under Code Section 409A and the accounting treatment of various types of equity-based compensation under SFAS 123R, as well as the overall income tax rules applicable to various forms of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, our Compensation Committee evaluates such impact in light of our overall Compensation Philosophy, and, from time to time, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with our philosophy and in the best interests of our stockholders. Based upon our understanding of the regulations under Section 162(m), we believe that the full amount of compensation expense in Fiscal 2008 is deductible. However, any such deductibility will result in additional tax loss carryforwards that are not currently realizable and, therefore, there will be no current tax deduction for such compensation expenses.

The Compensation Committee and the Board also take into account other tax and accounting consequences of its total compensation program and weigh these factors when setting total compensation and determining the individual elements of an executive officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging Transactions.  We have a comprehensive insider trading policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market. All employees are required to adhere to these special rules.

Equity Grants.  In December 2007, the Compensation Committee approved an amended and restated equity award grant policy (the “Equity Grant Policy”). Under the Equity Grant Policy, equity awards under Hypercom’s employee equity compensation plans may be granted to two groups of recipients: (a) new employees, consultants and advisors (“New Hires”); and (b) all other eligible participants in the plans (“Other Participants”). Grants of equity awards to New Hires will be effective on the 15th day of the month following the New Hire’s first day of employment, or if not a business day, the next succeeding business day. New Hire grants to executive officers must be approved by the Board or the Compensation Committee at a meeting of the Board or the committee. Grants of equity awards to all Other Participants will be effective on the 15th day of the month following the date such grant was approved, or if not a business day, the next succeeding business day. The exercise price (if applicable) for all equity awards will be the closing price of Hypercom’s common stock on the New York Stock Exchange on the effective date of the grant, or if not a business day, the next succeeding business day.

Grants of equity awards made by the Board or the Compensation Committee will occur only at meetings of the Board or the committee (including telephonic meetings), and may not occur through action by written consent. The minutes of meetings at which grants of equity awards are made must include the date of the meeting, the date of the grant, the names of the grantees, the number of options or shares granted to each grantee, the vesting terms and the expiration date. Grants made by the CEO will be evidenced by a signed and dated CEO Equity Award Grant List containing the date of the grant, the names of the grantees, the number of options or shares granted to each grantee, the vesting terms and the expiration date. All grants will be made pursuant to a standard form of award agreement previously approved by the Compensation Committee, unless the Board or the Compensation Committee determines otherwise.

The Nonemployee Directors’ Plan is not covered under the Equity Grant Policy because it is treated as a “formula plan” within the meaning of Rule 16b-3, or any successor provision, promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which generally means that the plan provides for automatic grants. However, under the Nonemployee Directors’ Plan, each newly elected non-employee director receives an option to purchase 15,000 shares of our common stock and each non-employee director also receives an option to purchase 15,000 shares of common stock each year following Hypercom’s annual earnings release, which typically occurs in early March. Prior to adoption of the Equity Grant Policy, our options and other grants were priced at market value on the date of grant (generally the date of Board or Compensation Committee approval).

Stock Ownership Guidelines.  Effective December 2005, the Compensation Committee recommended and the Board approved stock ownership guidelines for our directors. See “Executive Compensation—Compensation of Directors—Stock Ownership Guidelines” for a description of these guidelines. These guidelines are designed to encourage our directors to increase and maintain their equity stake in our company and thereby to more closely link their interests with those of our stockholders. Although no formal stock ownership guidelines have been established by the Board for executive officers, a policy has been discussed by the Compensation Committee from time to time and may be considered for approval and recommendation to the Board in the future.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee oversees our company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based upon such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Hypercom’s Annual Report on Form 10−K for the fiscal year ended December 31, 2008 and its 2009 proxy statement. This report is provided by the following independent directors, who comprised the Compensation Committee at the time of the recommendation above:

COMPENSATION COMMITTEE

Ian Marsh, Chairman
Johann Dreyer
Phillip Riese

*The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Hypercom specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During Fiscal 2008, none of our executive officers served on the boards of directors or the compensation committees of any entities whose directors or officers serve on our Board or Compensation Committee. None of our current or our past executive officers served on the Compensation Committee in Fiscal 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides summary information about compensation expensed or accrued by our company during Fiscal 2008, 2007 and 2006 (as applicable) for the Named Executive Officers.

In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of our salaried employees, and except as set forth below, does not include perquisites and other personal benefits received by the Named Executive Officers that do not exceed, in the aggregate, $10,000.

Summary Compensation Table – Fiscal 2008, 2007 and 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Philippe Tartavull	2008	452,692	—	164,708	458,465	224,000	—	202,980	1,502,845
Chief Executive Officer and President(5)	2007	309,615	—	336,792	257,580	—	—	259,824	1,163,811
Thomas Liguori	2008	52,286	—	—	34,690	202,230	—	638,166	927,372
Former SVP and	2007	315,000	—	—	269,571	—	—	1,485	735,704
Chief Financial Officer(6)	2006	300,000	—	147,857	192,402	—	—	467,261	1,107,520
Robert Vreeland Former Interim Chief Financial Officer(7)	2008	213,990	—	—	69,072	40,380	—	—	323,442
Norman Stout Chairman of the Company	2008	350,000	—	200,500	563,595	—	—	285,411	1,399,506
Henry Gaillard SVP, Global Operations(8)	2008	229,664	—	—	98,048	100,217	—	4,447	432,376
Scott Tsujita	2008	181,940	149,527	—	57,496	33,838	—	—	422,801
SVP, Finance, Treasury and Investor Relations	2007	174,680	—	—	76,724	—	—	—	251,404

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2006, 2007 and 2008, respectively, for the fair value of restricted stock granted to the NEOs in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions but include the impact of actual forfeitures. See Note 14, 13 and 13, respectively, to the Consolidated Financial Statements included in our Annual Reports on Form 10-K, as amended, for the fiscal years ended December 31, 2006, 2007 and 2008, respectively, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2006, 2007 and 2008, respectively, for the fair value of stock options granted to the NEOs in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions but include the impact of actual cancellations, expirations or forfeitures. All outstanding options of Mr. Liguori, whether vested or unvested, were either cancelled or expired unexercised in Fiscal 2008 pursuant to the terms of his separation agreement. See Note 14, 13 and 13, respectively, to the Consolidated Financial Statements included in our Annual Reports on Form 10-K, as amended, for the fiscal years ended December 31, 2006, 2007 and 2008, respectively, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

(3)	Reflects non-equity incentive plan compensation earned for performance in Fiscal 2007 and paid in Fiscal 2008.

(4)	See the All Other Compensation Table below for additional information.

(5)	Mr. Tartavull’s annualized salary was increased from $350,000 to $450,000 in December 2007. Mr. Liguori resigned as SVP and CFO, effective February 22, 2008.

(6)	Mr. Liguori resigned as SVP and CFO, effective February 22, 2008.

(7)	Mr. Vreeland was appointed Interim CFO on April 28, 2008; however, his full-year compensation for Fiscal 2008 is included in the table above.

(8)
Mr. Gaillard’s annualized salary is 220,000 Euros or approximately $306,000 (based on the exchange rate as of December 31, 2008). The dollar amounts listed above for Mr. Gaillard in the Salary, Bonus, and All Other Compensation columns are based on the exchange rate as of December 31, 2008.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

All Other Compensation Table – Fiscal 2008, 2007 and 2006

Name of Executive	Year	Commuting Expenses(1) ($)	Relocation Expenses(2) ($)	Severance Payments(3) ($)	Tax Payments(4) ($)	Other Benefits(5) ($)	Total ($)
Philippe Tartavull	2008	75,661	—	—	127,319	—	202,980
	2007	84,190	—	—	174,384	1,250	259,824
Thomas Liguori	2008	—	—	472,500	151,491	14,175	638,166
	2007	—	—	—	—	1,485	1,485
	2006	—	467,261	—	—	—	467,261
Norman Stout	2008	—	—	—	285,411	—	285,411
Henry Gaillard	2008	4,447	—	—	—	—	4,447

(1)
This column reports the cost to our company of the following: (a) in the case of Mr. Tartavull, providing reimbursement for lodging and transportation expenses incurred by him for purposes of commuting to our corporate headquarters from out of state, including taxes paid by our company on the “gross-up” of such benefits; and (b) in the case of Mr. Gaillard, making lease payments for an automobile used by Mr. Gaillard for commuting.

(2)
This column reports the cost to our company of providing relocation benefits or reimbursement for relocation expenses to Mr. Liguori during Fiscal 2006. See the Relocation Expenses Table below for additional information regarding relocation expenses during Fiscal 2006 for Mr. Liguori.

(3)	This column reports the cost to our company of severance payments made to Mr. Liguori in Fiscal 2008, including a cash relocation allowance pursuant to the terms of his separation agreement.

(4)	This column reports taxes paid by our company on the “gross-up” on grants of restricted stock awards to Mr. Tartavull that vested in Fiscal 2007.

(5)
This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the NEO. These other benefits include: (a) in the case of Mr. Tartavull, the amount of cash compensation earned in Fiscal 2007 for Board and committee service as a non-employee director (prior to becoming an employee of our company); and (b) in the case of Mr. Liguori, (i) closing costs paid by Hypercom in Fiscal 2007 in connection with his relocation, and (ii) COBRA premiums paid in Fiscal 2008 under Mr. Liguori’s previous medical plan pursuant to the terms of his separation agreement.

Relocation Expenses Table – Fiscal 2006

The following table describes each component of the Relocation Expenses column in the All Other Compensation Table for Fiscal 2006:

Detail of Relocation Expenses—2006 ($)
Relocation Expenses:	Thomas Liguori
Family/household goods transport	18,350
Lodging, meals and transportation	4,309
House hunting	572
Temporary housing	—
Realtor commissions	—
Closing costs	24,930
Tax Gross-Up	23,957
Home purchase(1)	395,143

Total ($)	467,261

(1)
This category reports fees and other costs borne by Hypercom in Fiscal 2006 in connection with the home purchase for Mr. Liguori, as described further in “Compensation Discussion and Analysis” under the subheading “Other Benefits and Perquisites.”

Plan-Based Awards During Fiscal 2008

The following table sets forth certain information with respect to grants of awards to the NEOs under our non-equity and equity incentive plans during Fiscal 2008.

Grants of Plan-Based Awards – Fiscal 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Philippe Tartavull	—	0	450,000	675,000	—	—	—	—	—	—	—
Chief Executive Officer and President	01/15/2008	—	—	—	—	—	—	—	300,000	4.01	492,000
Thomas Liguori Former SVP and Chief Financial Officer	—	—	—	—	—	—	—	—	—	—	—
Robert Vreeland	—	0	64,197	—	—	—	—	—	—	—	—
Former Interim Chief Financial Officer	05/15/2008	—	—	—	—	—	—	—	55,000	4.77	111,650
Norman Stout	—	0	450,000	675,000	—	—	—	—	—	—	—
Chairman of the Company	01/15/2008	—	—	—	—	—	—	50,000	—	—	200,500
	01/15/2008	—	—	—	—	—	—	—	500,000	4.01	820,000
Henry Gaillard	—	0	153,000	—	—	—	—	—	—	—	—
SVP, Global Operations	05/15/2008	—	—	—	—	—	—	—	100,000	4.77	226,000
Scott Tsujita	—	0	56,218	—	—	—	—	—	—	—	—
SVP, Finance, Treasury and Investor Relations	05/15/2008	—	—	—	—	—	—	—	25,000	4.77	50,750
(1)	This column reports the grant date fair value for each equity award computed in accordance with SFAS 123R.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

Philippe Tartavull.  On January 16, 2007, we entered into a three year employment agreement covering the appointment of Philippe Tartavull as our President, with a term commencing on February 6, 2007 and expiring on February 5, 2010. Mr. Tartavull’s employment agreement was amended on July 11, 2007 and, on December 20, 2007, we entered into an amended and restated employment agreement in connection with Mr. Tartavull’s appointment as CEO, which provides for a two year term commencing on December 20, 2007 and expiring on December 20, 2009. Such amended and restated employment agreement was further amended on October 23, 2008 and on December 31, 2008 to extend the term of the agreement until December 20, 2010, and to make certain technical adjustments to maintain compliance with Section 409A of the Internal Revenue Code.

Pursuant to the terms of the original agreement, Mr. Tartavull was to receive an annual base salary of $350,000; however, this amount was increased to $450,000 in connection with Mr. Tartavull’s promotion to CEO in December 2007. Mr. Tartavull will be eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieves the annual performance goals that are set by the Board of Directors, and will be eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded. Further, in connection with his entry into the original employment agreement, Mr. Tartavull received 35,000 shares of restricted common stock which vested immediately upon grant; 50,000 shares of restricted common stock, the vesting of which will be tied to the achievement of certain performance goals for fiscal years 2007 and 2008 that will be determined by the Board of Directors, or sooner, in the event of a Change of Control Transaction; and an option to purchase 100,000 shares of our common stock of which 33.33% of the award vests after one year from the date of grant and the remaining 66.67% of the award vests equally over a period of 24 months thereafter. The foregoing equity awards, and their vesting schedules, were unaffected by the amended and restated employment agreement. Also, in connection with his promotion to CEO, Mr. Tartavull received an option to purchase an additional 300,000 shares of our common stock, which vests in an identical manner as the option to purchase 100,000 shares of our common stock. Mr. Tartavull also participates in the benefit plans that are available to all Hypercom employees.

In the event that Mr. Tartavull is terminated without “cause” or resigns for “good reason,” he will receive an amount equal to the greater of one year of his base salary or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of termination to the end of the amendment and restated employment agreement’s term (as amended) had termination not occurred. Additionally, in the event of termination without cause or resignation for good reason, all of Mr. Tartavull’s shares of restricted stock and options to purchase common stock will immediately vest, provided that the exercise price is less than the fair market value of our common stock on the date of termination, and such options will remain exercisable until the expiration date of their original terms. Finally, Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 12 months in the event he is terminated without cause or resigns for good reason.

The amended and restated employment agreement also contains a change of control provision that states that if Mr. Tartavull is terminated without cause or resigns for good reason within 12 months following a change of control: (i) he will receive a payment equal to the greater of one and one-half years of his base salary or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of termination to the end of the agreement’s term had termination not occurred; (ii) all of his shares of restricted stock and options to purchase common stock will immediately vest, provided that the exercise price is less than the fair market value of our common stock on the date of termination, and such options will remain exercisable until the expiration date of their original terms; (iii) Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 18 months; and (iv) if Mr. Tartavull relocates his residence from Scottsdale, Arizona to Malibu, California within six months of his termination after a change in control, and such relocation is not at the expense of a new employer, we will reimburse Mr. Tartavull for reasonable moving expenses to relocate, but only in the event that he has previously relocated from Malibu to Scottsdale.

Thomas Liguori.  We employed Thomas Liguori, our former Senior Vice President and CFO, pursuant to an offer of employment (the “Liguori Offer Letter”), which became effective on October 31, 2005. Under the terms of the Liguori Offer Letter, Mr. Liguori received an annualized salary of $300,000. Mr. Liguori was eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieved the annual performance goals set by the Board of Directors, and was eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee were substantially exceeded. He also received 50,000 shares of restricted common stock, the vesting of which were tied to the achievement of certain performance goals for fiscal year 2007 that were determined by the Board of Directors, or sooner, in the event of a Change of Control Transaction. Mr. Liguori also received an option to purchase 100,000 shares of our common stock, which were to vest in equal installments over three years. Pursuant to the terms of the Liguori Offer Letter, Mr. Liguori also received relocation assistance. The Liguori Offer Letter also contained a change of control provision that stated if a change of control occurred within 36 months of the effective date of Mr. Liguori’s employment and Mr. Liguori resigned for good reason following a change of control, he would have received a payment equal to one year’s base salary and Hypercom would pay Mr. Liguori’s COBRA payments for 18 months. If the change of control had occurred after 36 months of the effective date of Mr. Liguori’s employment, he would have received a payment equal to 6 months of his base salary and Hypercom would have paid Mr. Liguori’s COBRA payments for 18 months.

On July 11, 2007, the Liguori Offer Letter was amended (the “Amended Employment Agreement”). The Amended Employment Agreement provided that Mr. Liguori would receive an increased minimum base salary of $315,000 per year (retroactive for 2007), would continue to be eligible for annual performance-based compensation of up to 150% of his minimum base salary, and would continue to retain all stock options, non-forfeited restricted stock options and other benefits that were granted to him in the Liguori Offer Letter. In the Amended Employment Agreement, Mr. Liguori acknowledged forfeiture of 25,000 shares of restricted stock based on the failure of Hypercom to substantially achieve the 2006 performance goals. The Amended Employment Agreement also provided that in the event that either (x) Mr. Liguori was terminated other than for cause during the 4-month period after a new CEO took office, or (y) a change of control occurred and, during the 12 month period following such change of control, Mr. Liguori was terminated without cause or he resigned for good reason, then Mr. Liguori was entitled to receive the following separation benefits: (i) a lump sum payment equal to one year of his then current base salary; (ii) 18 months of insurance coverage paid by Hypercom; (iii) a relocation allowance in the form of a lump sum payment equal to 50% of his then outstanding base salary, if such termination or resignation occurred within 24 months of his date of employment; (iv) all outstanding stock options owned by him would vest upon the effective date of his termination; and (v) 25,000 shares of restricted stock granted to him that were otherwise subject to restrictions based on attainment of certain performance goals for 2007 would become unrestricted. Under the Amended Employment Agreement, if Mr. Liguori was terminated for cause or resigned for good reason, he would only be entitled to that compensation due to him through such date. Mr. Liguori’s employment was at will and therefore there was no predetermined termination date. Also, pursuant to the Amended Employment Agreement, for a period of 12 months following termination, Mr. Liguori would have been prohibited from accepting employment in any business entity in the world that directly competes with us.

On February 22, 2008, Mr. Liguori resigned as Senior Vice President and CFO. In connection with his resignation, Mr. Liguori entered into a separation agreement. For details regarding his separation agreement, see “Compensation Discussion and Analysis—Analysis of Executive Compensation and Components of Executive Compensation—Severance and Change of Control Arrangements” on page 18 above.

Thomas Sabol.  Pursuant to the terms of his offer letter dated March 24, 2009 (the “Sabol Offer Letter”), Thomas Sabol was appointed Chief Financial Officer, effective April 20, 2009. Mr. Sabol is paid an annual base salary of $300,000 and is eligible for an annual bonus of up to 70% of his annual base salary if he achieves the annual performance goals mutually determined by the Chief Executive Officer and Mr. Sabol in accordance with Hypercom’s annual compensation plan approval process. Mr. Sabol will also receive a guaranteed bonus of 10% of his base salary, or $30,000, for the period commencing on the date of his employment through December 31, 2009, provided that he continues to be employed by Hypercom through the date such bonus payment is made.

Mr. Sabol will also receive an option to purchase 200,000 shares of Hypercom’s common stock on the fifteenth day of the month following his first day of employment in accordance with our Equity Grant Policy. The option will vest and be exercisable with respect to 33.33% of the total number of shares subject to the option on the first anniversary of the grant date. The remaining 66.67% of the option shares will vest in equal monthly installments on the 15th day of each of the succeeding 24 months.

The Sabol Offer Letter also contains termination provisions that state that if Mr. Sabol is involuntarily terminated without “cause” within two years of the effective date of his employment, he will receive a payment equal to one year’s base salary and Hypercom will pay his COBRA payments for 12 months. If Mr. Sabol is involuntarily terminated without “cause” or resigns for “good reason,” both following a “change of control” within two years of the effective date of Mr. Sabol’s employment, he will receive a payment equal to 18 months of his base salary and Hypercom will pay his COBRA payments for 18 months. In either scenario, Mr. Sabol’s options to purchase our common stock will immediately vest and be exercisable for three months following termination.

Norman Stout.  Our Chairman of the Board, Norman Stout, became an employee director on December 31, 2007 and is employed as Chairman of the Company pursuant to an employment agreement dated December 26, 2007. The agreement was amended on December 31, 2008 to make certain technical adjustments to maintain compliance with Section 409A of the Internal Revenue Code (with an effective date of January 1, 2008).

Mr. Stout’s employment as Chairman of the Company commenced December 31, 2007 and was scheduled to terminate on June 30, 2009 unless otherwise extended. On April 29, 2009, Mr. Stout’s employment agreement was further amended to, effective as of June 30, 2009, extend the term of his employment indefinitely, subject to termination by either party with 90 days’ advance written notice (the “Notice Period”). The amendment also modifies certain other termination provisions of the agreement as discussed in further detail below. All other terms of the agreement remain unchanged. Mr. Stout’s employment agreement, as amended, is hereafter referred to as the “Stout Employment Agreement.”

Under the Stout Employment Agreement, Mr. Stout receives an annualized base salary of $350,000. He also is eligible for an annual bonus equal to the amount of the annual cash bonus payment as earned by our CEO, if any, during the term of the Stout Employment Agreement. On January 15, 2008, we granted Mr. Stout 50,000 shares of restricted common stock, subject to the terms set forth in our form of restricted stock agreement. Further, Mr. Stout received, on January 15, 2008, an option to purchase 500,000 shares of our common stock with a per share exercise price equal to the fair market value of the per share price of the common stock on that date. Such option vested and is fully exercisable as of the first anniversary of the grant date with respect to 33.33% of the total number of shares subject to the option. The remaining 66.67% of the option shares will vest in equal monthly installments on the 15th day of each of the succeeding 24 months. The option has a ten year term and will expire on January 15, 2018. Mr. Stout is also eligible to participate in our benefit plans that are available to all of our employees. Pursuant to the Stout Employment Agreement, Mr. Stout also entered into a Hypercom employee confidentiality and non-solicitation agreement.

In the event that, prior to June 30, 2009, Mr. Stout is terminated without cause, or resigns for good reason, he will be entitled to receive: (i) an amount equal to the greater of one year of base salary at the rate then in effect or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of his termination of employment to the end of the term of the Stout Employment Agreement had he remained employed through such period; (ii) immediate vesting of all unvested restricted stock, if any, and vesting of all in-the-money Hypercom options (and such options will remain exercisable until their original expiration date); and (iii) payment of COBRA benefits for a period of 12 months.

        The Stout Employment Agreement also contains a change of control provision that states that if, prior to June 30, 2009, Mr. Stout resigns for good reason within one year following a change of control, he will receive: (i) an amount equal to the greater of 18 months of base salary at the rate then in effect or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of his termination of employment to the end of the term of the Stout Employment Agreement had he remained employed through such period; (ii) immediate vesting of all unvested restricted stock, if any, and vesting of all in-the-money Hypercom options (and such options will remain exercisable until their original expiration date); and (iii) payment of COBRA benefits for a period of 18 months.

In accordance with the amendment to the Stout Employment Agreement dated April 29, 2009, the termination and severance provisions of the Stout Employment Agreement discussed above will be of no further force and effect as of June 30, 2009. If notice of termination is provided by either party on or after June 30, 2009, we may modify Mr. Stout’s duties and responsibilities during the Notice Period, as directed by the Board from time to time. During the Notice Period, Mr. Stout will continue to receive his base salary and be eligible to receive annual bonus compensation and benefits as provided in the Stout Employment Agreement. At the expiration of the Notice Period, Mr. Stout may continue to serve as a director of our company for the term to which he was elected; however, he will cease to be an employee of our company and will no longer receive any compensation or benefits as an employee.

Notwithstanding the foregoing, Mr. Stout will be entitled to the following at the expiration of the Notice Period: (a) immediate vesting of all of his unvested restricted stock, if any, and his unvested options to purchase our common stock, and such options will remain exercisable until the expiration date of their original terms; and (b) payment by us for a period of 12 months following the expiration of the Notice Period of the COBRA benefits available to him, his spouse and his dependents covered by our group health plan at the expiration of the Notice Period. If Mr. Stout continues to serve as a director of our company following expiration of the Notice Period, the Board may elect him non-executive Chairman of the Board, and thereafter he may receive such compensation for service as Chairman of the Board as the Board may determine.

Henry Gaillard.  On March 31, 2008, Thales e-Transactions SA, a company organized under the laws of France (“TeT France”), entered into an employment agreement with Henry Gaillard for the position of Senior Vice President, Global Operations of Hypercom (the “Gaillard Employment Agreement”). The Gaillard Employment Agreement was contingent upon the successful completion of the Acquisition, which included the purchase of TeT France by a wholly-owned subsidiary of Hypercom. Mr. Gaillard’s employment with Hypercom was effective as of April 2, 2008 and will continue until terminated pursuant to the terms of the Gaillard Employment Agreement.

Under the Gaillard Employment Agreement, Mr. Gaillard receives an annualized base salary of EUR 220,000 (or approximately US$345,000 based on the exchange rate as of April 2, 2008). He also is eligible for an annual bonus equal to up to 50% of his annual base salary based on achievement of pre-determined annual performance goals. Pursuant to the Galliard Employment Agreement and our Equity Grant Policy, on May 15, 2008, Mr. Gaillard was granted an option to purchase 100,000 shares of Hypercom’s common stock at an exercise price of $4.77 per share, the closing price our common stock on the New York Stock Exchange on May 15, 2008. The option will vest and be exercisable with respect to 33.33% of the total number of shares subject to the option on the first anniversary of the grant date. The remaining 66.67% of the option shares will vest in equal monthly installments on the 15th day of each of the succeeding 24 months. The option has a ten year term and will expire on May 15, 2018. Mr. Galliard also is eligible to participate in Hypercom’s benefit plans that are available to all of our employees based in France. In addition, Mr. Gaillard is provided a leased company car during the term of his employment with Hypercom. Pursuant to the Gaillard Employment Agreement, Mr. Gaillard is also bound by certain confidentiality, non-competition and non-solicitation provisions.

We or Mr. Gaillard may terminate the employment relationship at any time, in accordance with applicable legal and conventional provisions, subject to a notice period of three months, except in the event of gross or willful misconduct. We may make a payment of Mr. Gaillard’s salary in lieu of the above notice entitlement. If either party serves the required notice on the other party, we may require Mr. Gaillard to take “garden leave” for all or part of the remaining period of his employment, during which such time he will continue to receive full salary and benefits.

In the event of: (i) a termination of Mr. Gaillard by Hypercom, except for gross or willful misconduct; or (ii) a “change of control” (as defined in the Gaillard Employment Agreement) that occurs within 24 months of his employment date that results in Mr. Gaillard no longer being employed by Hypercom at a level of responsibility or a level of remuneration at least commensurate with his existing level of responsibility and remuneration immediately prior to the change of control (provided Mr. Gaillard elects in a written notice to us within six months of a change of control to treat his employment as being terminated as a result, with the termination being effective as of the date of the written notice), then we will pay Mr. Gaillard as compensation an amount equal to six months of the average base salary that he has have received during the 12 months prior to the notification of his dismissal, plus an amount equal to any unused, earned vacation days. He may also receive any legal or conventional indemnity that he is entitled to receive in case of a breach of his employment contract.

Other Named Executive Officers and Senior Executives.  Robert Vreeland, our former Interim CFO, and Douglas Reich, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, are each employed pursuant to an offer letter that established an initial annual base salary for the executive upon joining our company. Scott Tsujita, our Senior Vice President, Finance, Treasury and Investor Relations, is not employed pursuant to an offer letter or other agreement.

Awards

During Fiscal 2008, the Compensation Committee granted stock options to all of the Named Executive Officers except Mr. Liguori under both our Long-Term Incentive Plan and our Broad-Based Incentive Plan. These options will vest and be exercisable with respect to 33.33% of the total number of shares subject to the option on the first anniversary of the grant date. The remaining 66.67% of the option shares will vest in equal monthly installments on the 15th day of each of the succeeding 24 months.

Salary and Bonus in Proportion to Total Compensation

We believe our key stakeholders, including stockholders and employees, are best served by having our executive officers focused and rewarded based upon the long-term results of our company. In addition to stock options, we have awarded approximately 1.0% of the outstanding stock of our company in the form of restricted shares to our executive officers since adoption of the applicable equity compensation plans. A substantial majority of the restricted stock awards are performance based, which means our company must meet certain performance goals for such awards to fully vest other than in a Change of Control Transaction. Please see “Compensation Discussion and Analysis” beginning on page 11 for a description of the objectives of our compensation program and overall compensation philosophy.

Fiscal Year-End Holdings of Equity-Based Awards

The following table sets forth certain information regarding equity-based awards held by each of the NEOs as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2008

		Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philippe Tartavull	04/03/2006	15,000	—	—	9.29	04/03/2016	—	—	—	—
Chief Executive	02/06/2007	61,109	38,891	—	5.90	02/06/2017	25,000	27,000	—	—
Officer and President	08/07/2007	25,000	—	—	5.01	08/07/2017	—	—	—	—
	01/15/2008	—	300,000	—	4.01	01/15/2018	—	—	—	—
Thomas Liguori	11/14/2005	100,000	—	—	6.90	05/22/2008	—	—	—	—
Former SVP and Chief	05/08/2006	25,000	—	—	10.59	05/22/2008	—	—	—	—
Financial Officer	08/07/2007	25,000	—	—	5.01	02/22/2008	—	—	—	—
Robert Vreeland	04/04/2000	20,000	—	—	13.94	04/04/2010	—	—	—	—
Former Interim	06/14/2000	20,000	—	—	13.38	06/14/2010	—	—	—	—
Chief Financial Officer	05/08/2006	6,667	3,333	—	10.59	05/08/2016	—	—	—	—
	08/07/2007	10,000	—	—	5.01	08/07/2017	—	—	—	—
	05/15/2008	—	55,000	—	4.77	05/15/2018	—	—	—	—
Norman Stout	04/01/2003	2,250	—	—	3.90	04/01/2013	—	—	—	—
Chairman of the Company	02/10/2004	6,250	—	—	6.57	02/10/2014	—	—	—	—
	03/08/2005	6,250	—	—	4.75	03/08/2015	—	—	—	—
	03/06/2006	15,000	—	—	7.50	03/06/2016	—	—	—	—
	03/06/2006	50,000	—	—	7.50	03/06/2016	—	—	—	—
	03/12/2007	15,000	—	—	5.06	03/12/2017	—	—	—	—
	01/15/2008	—	500,000	—	4.01	01/15/2018	—	—	—	—
Henry Gaillard SVP, Global Operations	05/15/2008	—	100,000	—	4.77	05/15/2018	—	—	—	—
Scott Tsujita	06/14/2000	10,000	—	—	13.38	06/14/2010	—	—	—	—
SVP, Finance, Treasury	05/08/2006	13,334	6,666	—	10.59	05/08/2016	—	—	—	—
and Investor Relations	08/07/2007	15,000	—	—	5.01	08/07/2017	—	—	—	—
	05/15/2008	—	25,000	—	4.77	05/15/2018	—	—	—	—

(1)	See Option Awards Vesting Schedule table below for details regarding the vesting schedule for outstanding option grants at December 31, 2008.
(2)
With respect to Mr. Tartavull’s restricted stock award granted February 6, 2007, 50% (or 25,000 shares) vested upon achievement of 2007 performance goals, effective February 6, 2008, and 50% (or 25,000 shares) vested upon achievement of 2008 performance goals, effective February 6, 2009.

(3)
Per the terms of Mr. Liguori’s separation agreement, all options held by Mr. Liguori that were vested as of his resignation date (February 22, 2008) expired 90 days from such date, or May 22, 2008.  All unvested options held by Mr. Liguori as of his resignation date were forfeited on such date.

(4)
This column represents outstanding awards of restricted stock at December 31, 2008. We describe these restricted stock awards in more detail in “Compensation Discussion and Analysis” under the subheading “2008 Restricted Stock Awards.”

(5)
The amount in this column is calculated by multiplying the closing market price of our common stock at the end of Fiscal 2008 ($1.08 per share as of December 31, 2008, the last trading day of Fiscal 2008) by the number of shares of restricted stock listed for the specified NEO.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule

04/04/2000	33% vested each year for three years from the date of grant
06/14/2000	33% vested each year for three years from the date of grant
04/01/2003	100% vested in one year
02/10/2004	100% vested in one year
03/08/2005	100% vested in one year
03/06/2006	100% vested in one year
03/06/2006	50% vested on March 6, 2007 and 50% vested on March 6, 2008
11/14/2005	33% vested each year for three years from the date of grant
04/03/2006	100% vested in one year
05/08/2006	33% vests each year for three years from the date of grant
02/06/2007	33.33% vested on first anniversary of grant date; remaining 66.67% vests in equal monthly installments on 15th day of each of the succeeding 24 months
03/12/2007	100% vested in one year
08/07/2007	50% vested on February 7, 2008; remaining 50% vested in equal installments of 8.33% on the seventh day of each of the following six months
01/15/2008	33.33% vested on first anniversary of grant date; remaining 66.67% vests in equal monthly installments on 15th day of each of the succeeding 24 months
05/15/2008	33.33% vests on first anniversary of grant date; remaining 66.67% vests in equal monthly installments on 15th day of each of the succeeding 24 months

Option Exercises and Vesting of Stock-Based Awards During Fiscal 2008

The following table sets forth certain information regarding exercises of options and vesting of restricted stock held by the NEOs during Fiscal 2008.

Option Exercises and Stock Vested – Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Philippe Tartavull President and Chief Executive Officer	—	—	25,000	97,750
Thomas Liguori Former SVP and Chief Financial Officer	—	—	25,000	97,500
Robert Vreeland Former Interim Chief Financial Officer	—	—	—	—
Norman Stout Chairman of the Company	—	—	50,000	200,500
Henry Gaillard SVP, Global Operations	—	—	—	—
Scott Tsujita SVP, Finance, Treasury and Investor Relations	—	—	—	—

(1)
With respect to Mr. Tartavull’s restricted stock award granted February 6, 2007, 50% (or 25,000 shares) vested upon achievement of 2007 performance goals, effective February 6, 2008, and 50% (or 25,000 shares) vested upon achievement of 2008 performance goals, effective February 6, 2009. With respect to Mr. Liguori’s restricted stock award granted November 14, 2005, 50% (or 25,000 shares) that had previously been subject to restrictions based on attainment of certain performance goals for 2007 (which were attained) were designated as unrestricted per the terms of Mr. Liguori’s separation agreement and vested, effective February 22, 2008. With respect to Mr. Stout’s restricted stock award granted January 15, 2008, 100% (or 50,000 shares) vested immediately in accordance with Mr. Stout’s employment agreement, and the forfeiture provision with respect to such shares per the terms of the agreement lapsed on January 15, 2009.

(2)
The amount in this column is calculated by multiplying the closing market price of our common stock on the applicable vesting date by the number of shares of restricted stock listed for the specified NEO.

Potential Payments upon Termination or Change of Control

As noted in this proxy statement under the heading “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements,” we have entered into an employment agreements with each of our CEO and President, Philippe Tartavull, our Chairman of the Company, Norman Stout, our SVP, Global Operations, Henry Gaillard, and a separation agreement with our former CFO, Thomas Liguori. Robert Vreeland is employed pursuant to an offer letter that contains no provisions concerning his termination, nor are there any other agreements or arrangements with Mr. Vreeland concerning his termination. Scott Tsujita is not employed pursuant to an offer letter or any other agreement, but he is subject to the change of control severance plan approved by the Board in February 2007, which is discussed in further detail above under “Compensation Discussion and Analysis—Analysis of Executive Compensation and Components of Executive Compensation—Severance and Change of Control Arrangements.”

The aforementioned employment agreements provide for payments of certain benefits, as described in the tables below, upon the termination of the specified NEO, and the separation agreement for Mr. Liguori provided for payments of certain benefits as a result of his termination of the employment. The NEO’s rights upon termination of employment depend upon the circumstance of the termination.

Central to an understanding of the rights of each NEO under the agreements is an understanding of the definitions of “cause” and “good reason” that are used in those agreements. For purposes of the employment agreement with Mr. Tartavull, we have “cause” to terminate Mr. Tartavull if he has engaged in any of a list of specified activities, including developing or pursuing interests substantially adverse to Hypercom, materially breaching his employment or confidentiality agreement, failing to devote a majority of his business time, effort and attention to the affairs of Hypercom, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition. For purposes of the employment agreement with Mr. Tartavull, he is said to have “good reason” to terminate his employment upon a change of control and thereby gain access to the benefits described below if we assign him duties that are materially inconsistent with his position, reduce his base salary or materially reduce his benefits (other than a reduction in the benefits as part of overall reduction applicable to all or substantially all other officers), or call for relocation outside of Maricopa County, Arizona or Malibu, California.

The employment agreement with Mr. Tartavull requires, as a precondition to the receipt of any post-termination payments thereunder, that he sign a standard form of release in which he waives all claims that he might have against us and certain associated individuals and entities. It also includes confidentiality and non-disclosure provisions that would apply for an unlimited period of time following Mr. Tartavull’s termination of employment and non-disparagement provisions that would apply for an unlimited period of time following Mr. Tartavull’s termination of employment.

The agreement for Mr. Tartavull specifies the payment to him in one or more of the following situations:

•	Involuntary termination without cause or resignation with good reason;
•	Death;
•	Disability; and
•	Without cause or with good reason upon a change of control.

In the event that Mr. Tartavull is terminated without “cause” or resigns for “good reason,” he will receive an amount equal to the greater of one year of his base salary or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of termination to the end of the agreement’s term had termination not occurred. Additionally, in the event of termination without cause or resignation for good reason, all of Mr. Tartavull’s shares of restricted stock and options to purchase common stock will immediately vest, provided that the exercise price is less than the fair market value of our common stock on the date of termination, and such options will remain exercisable until the expiration date of their original terms. Finally, Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 12 months in the event he is terminated without cause or resigns for good reason.

In the event of his death, Mr. Tartavull will receive no additional payment (other than COBRA payments to his surviving family members). However, any unvested restricted stock that is not contingent upon continued employment with Hypercom shall become vested and pass to Mr. Tartavull’s estate or beneficiary. In the event of disability that renders him unable to perform the services of President and CEO for a period of three consecutive months, Mr. Tartavull will receive base salary and expenses otherwise payable during the period of disability. In the event of his death, for a period of 12 months from the date of death, we will pay for COBRA benefits (or the equivalent) for Mr. Tartavull’s surviving spouse and dependents covered by our group health plan at the time of his death. In the event of termination on account of disability, for a period of 12 months from the date of termination, we will pay for COBRA benefits (or the equivalent) for Mr. Tartavull, his spouse, and his dependents covered by our group health plan at the time of termination.

The employment agreement also contains a change of control provision that states that if Mr. Tartavull is terminated without cause or resigns for good reason within 12 months following a change of control: (i) he will receive a payment equal to the greater of one and one-half years of his base salary or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of termination to the end of the agreement’s term had termination not occurred; (ii) all of his shares of restricted stock and options to purchase common stock will immediately vest, provided that the exercise price is less than the fair market value of our common stock on the date of termination, and such options will remain exercisable until the expiration date of their original terms; (iii) Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 18 months; and (iv) if Mr. Tartavull relocates his residence from Scottsdale, Arizona to Malibu, California within six months of his termination after a change in control, and such relocation is not at the expense of a new employer, we will reimburse Mr. Tartavull for reasonable moving expenses to relocate, but only in the event that he has previously relocated from Malibu to Scottsdale. If Mr. Tartavull is terminated for “cause” or voluntarily resigns, he will be entitled to receive only that compensation due to him through the date of termination or resignation, as applicable.

Similar termination and severance provisions apply to Messrs. Gaillard, Sabol and Stout per the terms of their respective employment agreements. Per the terms of the Stout Employment Agreement as amended on April 29, 2009, certain termination payments that would have been required to be made to Mr. Stout if termination had occurred on December 31, 2008 (or prior to June 30, 2009) will no longer be in effect as of June 30, 2009. For additional details, see “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” on page 27 of this proxy statement.

Our Broad-Based Incentive Plan and Nonemployee Directors’ Plan provide that upon a “Change of Control,” as defined in such plan, all outstanding options and other awards under such plans shall become fully exercisable and all restrictions on outstanding awards shall lapse. In addition, participants in the plans may exercise their options prior to the occurrence of the event constituting the change of control. The Long-Term Incentive Plan provides that upon a “change of control,” as defined, the Board of Directors may, in their sole discretion, cause all outstanding awards to become fully exercisable and all restrictions on outstanding awards to lapse, which the Board approved in February 2007. In addition, participants in the Long-Term Incentive Plan may be allowed to exercise awards prior to the occurrence of the event otherwise terminating the awards, over such period as the Board may determine. The Board may also cause all outstanding awards to terminate, provided that the surviving or resulting corporation tenders substantially equivalent options to the participants.

The tables below illustrate the payouts to each applicable NEO under each of the various separation situations. The tables assume that the terminations took place on December 31, 2008.

Name of Participant:  Philippe Tartavull

	Involuntary Termination Without Cause ($)	Death ($)	Disability ($)	Resignation for Good Reason Following Change of Control ($)

Severance	882,692	—	103,846	882,692
Stock Options	—	—	—	—
Restricted Stock	27,000	27,000	—	27,000
COBRA Benefits	15,516	15,516	15,516	23,274

Total ($)	925,208	42,516	119,362	933,236

Name of Participant:  Robert Vreeland

	Involuntary Termination Without Cause ($)	Death ($)	Disability ($)	Resignation for Good Reason Following Change of Control ($)

Severance	—	—	—	—
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
COBRA Benefits	—	—	—	—

Total ($)	—	—	—	—

Name of Participant:  Norman Stout

	Involuntary Termination Without Cause ($)	Death ($)	Disability ($)	Resignation for Good Reason Following Change of Control ($)

Severance	350,000	—	—	525,000
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
COBRA Benefits	15,516	—	—	23,274

Total ($)	365,516	—	—	548,274

Name of Participant:  Henry Gaillard

	Involuntary Termination Without Cause ($)	Death ($)	Disability ($)	Resignation for Good Reason Following Change of Control ($)

Severance	153,000	—	—	153,000
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
COBRA Benefits	—	—	—	—

Total ($)	153,000	—	—	153,000

Name of Participant:  Scott Tsujita

	Involuntary Termination Without Cause ($)	Death ($)	Disability ($)	Resignation for Good Reason Following Change of Control ($)

Severance	—	—	—	187,392
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
COBRA Benefits	—	—	—	—

Total ($)	—	—	—	187,392

The following table illustrates the payout to Mr. Liguori under his separation agreement.

	Severance ($)	Stock Options ($)	Restricted Stock ($)	COBRA ($)	Total ($)

Thomas Liguori	315,000	—	97,500	14,175	426,675

Compensation of Directors

Annual retainer and meeting fees.  Non-employee directors are each paid an annual retainer of $30,000, payable $7,500 per each quarter of service as a non-employee director. This retainer includes attending one scheduled Board meeting and the related scheduled committee meetings held in connection with such Board meeting for such quarter; plus $1,250 for each additional Board meeting attended in person or by telephone during such quarter; plus $500 for each additional committee meeting attended in person or by telephone and not held in connection with a Board meeting during such quarter. A non-employee director that serves as Board Chairman or Lead Director receives an additional $50,000 per year, payable $12,500 per quarter. The Audit Committee Chairman receives an additional $30,000 per year, payable $7,500 per quarter. The Compensation Committee and the Nominating/Corporate Governance Committee Chairmen each receive an additional $10,000 per year, payable $2,500 per quarter.

In the fourth quarter of 2008, the non-employee directors recommended, and management approved, a reduction in cash compensation by 25% across the board for all payments made to the non-employee directors in 2009 for Board duties, beginning with the first quarter 2009 payments for fourth quarter 2008 services. This action was taken to reflect the cost cutting initiatives of our company as a whole in response to the challenging economic environment. This reduction of non-employee director cash compensation will be reviewed at the end of 2009 and adjusted accordingly.

Options.  Under the current Nonemployee Directors’ Plan, each newly elected non-employee director receives an option to purchase 15,000 shares of our common stock. Each non-employee director also receives an option to purchase 15,000 shares of common stock each year following Hypercom’s annual earnings release, which typically occurs in early March. These options vest and become exercisable one year after date of grant, permitting the holder to purchase shares at their fair market value on the date of grant. Unless earlier terminated, forfeited or surrendered pursuant to the Nonemployee Directors’ Plan, each option granted expires on the tenth anniversary date of the grant.

Expenses.  Each non-employee director is also reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

Stock Ownership Guidelines. Effective December 31, 2005, pursuant to Board resolution, each member of the Board must own shares of our common stock having a value of at least $15,000, based upon the market price of such shares on the date acquired, plus any increase in the basis thereof. Each new Board member joining the Board must comply with this policy no later than two years after the date on which they become a Board member.

Employee Directors. Employee directors do not receive additional compensation for service on the Board or its committees. Employee directors also are not eligible to participate in the Nonemployee Directors’ Plan, but are eligible to participate in our other incentive stock plans. During Fiscal 2008, Messrs. Stout and Tartavull were employee directors. All compensation paid to Messrs. Stout and Tartavull is reported above because each is a Named Executive Officer. See “Executive Compensation—Summary Compensation Table” beginning on page 23 for more information.

The following table sets forth the compensation paid to our non-employee directors for their service as non-employee directors in Fiscal 2008 (amounts in dollars).

Director Compensation — 2008

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3) ($)	Total ($)
Daniel D. Diethelm	119,750	—	257,077	—	—	100,000	476,827
Johann J. Dreyer	44,625	—	56,583	—	—	—	101,208
Keith B. Geeslin	23,750	—	21,248	—	—	—	44,998
Ian K. Marsh	55,000	—	45,192	—	—	—	100,192
Phillip J. Riese	56,250	—	39,482	—	—	—	95,732

(1)	This column reports the amount of cash compensation earned in Fiscal 2008 for Board and committee service. Mr. Geeslin began his tenure as a non-employee director in April 2008.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2008 for the fair value of stock options granted to the directors in accordance with SFAS 123R. See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

(3)
Mr. Diethelm received a cash bonus of $100,000 paid in January 2008 for the extraordinary services that he performed for Hypercom during the fourth quarter of 2007, including in connection with (i) managing the Board’s activities in considering various transactions involving Hypercom, (ii) providing direction to Hypercom’s negotiating team and advisors in finalizing the terms, conditions and documentation of the proposed Thales e-Transactions acquisition and securing the related outside financing commitment, and (iii) successfully concluding the Board’s search for a new CEO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge as derived from filings with the SEC and other public information, the following table sets forth, as of April 27, 2009, the number and percentage of outstanding shares of our common stock beneficially owned by each Named Executive Officer presently employed by Hypercom, each director and director nominee, each person known to beneficially own more than 5% of our common stock, and by all executive officers and directors of Hypercom as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage Owned
Philippe Tartavull(2)	344,430	*
Robert Vreeland(3)	94,357	*
Norman Stout(4)	681,184	1.26%
Henry Gaillard(5)	36,108	*
Scott Tsujita(6)	114,261	*
Daniel D. Diethelm(7)	218,189	*
Johann J. Dreyer(8)	33,800	*
Keith B. Geeslin(9) (15)	15,000	*
Ian K. Marsh(10)	30,000	*
Phillip J. Riese(11)	127,500	*
Alex Meruelo Living Trust(12)	5,039,140	9.41%
Barclays Global Investors, NA (13)	2,758,231	5.15%
Dimensional Fund Advisors LP(14)	4,148,953	7.75%
FP Hypercom Holdco, LLC(15)	10,544,000	16.45%
RLR Capital Partners, LP(16)	3,667,307	6.85%
All executive officers and directors as a group (11 persons) (17)	1,820,440	3.31%
_________________________

*	Represents less than 1% of our outstanding common stock.

(1)
This information regarding beneficial ownership of our common stock by certain beneficial owners and management of Hypercom is as of April 27, 2009. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from April 27, 2009 through exercise of any option, warrant, or right. Shares of common stock subject to options, warrants, or rights currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 53,533,419 shares of common stock outstanding as of April 27, 2009. Unless otherwise noted, the persons named in the table, to our knowledge, have sole voting and sole dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder. Unless otherwise noted, the address of each of the listed stockholders is 8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260.

(2)	Includes options to purchase 259,430 shares of our common stock.

(3)	Includes options to purchase 82,360 shares of our common stock and 9,997 shares purchased under our company’s Employee Stock Purchase Plan.

(4)	Includes options to purchase 438,348 shares of our common stock and 7,836 shares purchased under our company’s Employee Stock Purchase Plan.

(5)	Includes options to purchase 36,108 shares of our common stock.

(6)	Includes options to purchase 79,628 shares of our common stock and 12,633 shares purchased under our company’s Employee Stock Purchase Plan.

(7)	Includes options to purchase 208,189 shares of our common stock.

(8)	Includes options to purchase 30,000 shares of our common stock.

(9)	Includes options to purchase 15,000 shares of our common stock.

(10)	Includes options to purchase 30,000 shares of our common stock.

(11)	Includes options to purchase 107,500 shares of our common stock.

(12)
Based upon information set forth in a Schedule 13D/A filed with the SEC on March 30, 2009, by the Alex Meruelo Living Trust Alex Meruelo, Alex Meruelo, Luis Armona, Monterey Insurance Company, Inc. and Armando Delgado, which persons and entities constitute a group pursuant to Section 13(d)(3) of the Exchange Act, reporting that the members of the group have sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 4,964,140 shares in the aggregate. The address of each member of the group is 9550 Firestone Blvd., Suite 105, Downey, California 90241. Based upon information set forth in a Schedule 13D/A filed with the SEC on March 30, 2009, by the Alex Meruelo Living Trust Alex Meruelo, Alex Meruelo, Luis Armona, Monterey Insurance Company, Inc. and Armando Delgado, which persons and entities constitute a group pursuant to Section 13(d)(3) of the Exchange Act, reporting that the members of the group have sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 4,964,140 shares in the aggregate. The address of each member of the group is 9550 Firestone Blvd., Suite 105, Downey, California 90241.

(13)
Based upon information set forth in a Schedule 13G filed with the SEC on February 5, 2009, by Barclays Global Investors, NA and, Barclays Global Fund Advisors, which entities constitute a group pursuant to Section 13(d)(3) of the Exchange Act, reporting that the members of the group have sole power to vote or direct the vote over 2,343,552 shares in the aggregate and sole power to dispose and direct the disposition of 2,758,231 shares in the aggregate.  The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105.

(14)
Based upon information set forth in a Schedule 13G/A filed with the SEC on February 9, 2009, by Dimensional Fund Advisors LP reporting sole power to vote or direct the vote over 4,114,730 shares in the aggregate and sole power to dispose or direct the disposition of 4,148,953 shares in the aggregate. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(15)
Includes 10,544,000 shares of our common stock issuable upon exercise of a warrant issued to FP Hypercom Holdco, LLC (the “Warrant”), which is exercisable at any time at the holder’s election and expires on April 1, 2013. Based upon information set forth in a Schedule 13D filed with the SEC on April 9, 2008 by FP Hypercom Holdco, LLC and certain of its affiliates, FP Hypercom Holdco, LLC and its affiliates named therein have shared power to vote or direct the vote over, and to dispose or direct the disposition of, 10,544,000 shares of our common stock issuable upon exercise of the Warrant. Mr. Geeslin is an affiliate of FP Hypercom Holdco, LLC and its affiliated entities. For purposes hereof, Mr. Geeslin disclaims beneficial ownership of 10,544,000 shares of our common stock issuable upon exercise of the Warrant, except to the extent of his economic interest in the funds that are members of FP Hypercom Holdco, LLC. The address of FP Hypercom Holdco, LLC and its affiliates is One Letterman Drive, Building C, Suite 410, San Francisco, California 94129.

(16)
Based upon information set forth in a Schedule 13D/A filed with the SEC on February 13, 2008, by RLR Capital Partners, LP, reporting that Robert L. Rosen and RLR Capital Partners, LP have shared power to vote or direct the vote over, and to dispose or direct the disposition of, 3,667,307 shares. The address of RLR Capital Partners, LP is 152 West 57th Street, 21st Floor, New York, New York 10019.

(17)	Includes options to purchase 1,410,174 shares of our common stock held by our current executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION AS OF FISCAL YEAR-END

We maintain the Long-Term Incentive Plan, the Broad-Based Incentive Plan and the Nonemployee Directors’ Plan, pursuant to which we may grant equity awards to eligible persons. We also maintain the 2008 Employee Stock Purchase Plan pursuant to which eligible employees can purchase shares of Hypercom common stock.

The following table gives information as of December 31, 2008, regarding equity awards under the Long-Term Incentive Plan, the Broad-Based Incentive Plan, the Nonemployee Director’s Plan, and the 2008 Employee Stock Purchase Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,427,877(1)	$5.74	2,332,832(2)
Equity compensation plans not approved by security holders	1.016,841(3)	$5.70	1,605,603
Total	4,444,718	$5.73	3,938,435
(1)  Issuable under the Long-Term Incentive Plan and the Nonemployee Directors’ Plan.

(2)  Includes 304,255 shares available for purchase under the 2008 Employee Stock Purchase Plan.

(3)  Issuable under the Broad-Based Incentive Plan.

         See Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for a description of the Broad-Based Incentive Plan, which, at the time of adoption, did not require stockholder approval and has not subsequently been approved by our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company has established policies and other procedures regarding approval of transactions between our company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. In May 2007, the Board adopted a written related person transaction policy and procedure (the “Related Party Transaction Policy”) formalizing these policies and procedures, which were previously evidenced by long standing principles adhered to by our Board that required a majority of the disinterested members of the Board (excluding directors who are employees of our company) to approve any transaction between our company and any related party.

The Related Party Transaction Policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year, (2) our company is a participant, and (3) any “Related Party” has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity involved in the transaction). A “Related Party” is defined as any (a) person who is or was (since the beginning of the last fiscal year for which our company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of our company’s common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Nominating/Corporate Governance Committee is required to review and approve all Interested Transactions prior to entry into such transactions, subject to the exceptions described below.  If advance committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Nominating/Corporate Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Nominating/Corporate Governance Committee has reviewed certain defined and limited categories of Interested Transactions and determined that each of such Interested Transactions will be deemed to be pre-approved or ratified (as applicable) by the committee under the terms of the Related Party Transaction Policy. In addition, the Board has delegated to the chairman of the Nominating/Corporate Governance Committee the authority to pre-approve or ratify (as applicable) any transaction with a Related Party when the aggregate amount involved is expected to be less than $50,000.

No director is allowed to participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that such director is required to provide all material information concerning the Interested Transaction to the Nominating/Corporate Governance Committee.

If an Interested Transaction will be ongoing, the Nominating/Corporate Governance Committee may establish guidelines for our company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the committee is required, on at least an annual basis, to review and assess ongoing relationships with the Related Party to see that they are in compliance with the committee’s guidelines and that the Interested Transaction remains appropriate. We did not enter into or participate in any such Interested Transactions or any other related transactions in Fiscal 2008.

As previously discussed on page 6 under the heading “Election of Directors (Proposal No. 1)—Additional Director Appointees,” Hypercom and FP II entered into the Credit Agreement pursuant to which, on April 1, 2008, the Holder loaned Hypercom $60 million to partially fund the Acquisition at the closing of the Acquisition. In connection therewith, on April 1, 2008, we granted the Holder the Warrant and entered into the Registration Rights Agreement with the Holder, dated April 1, 2008, pursuant to which we agreed to register for resale the shares of Hypercom common stock issuable upon exercise of the Warrant. Pursuant to the terms of the Registration Rights Agreement, FP II nominated and directed our Board to appoint Keith Geeslin as a director of our company in April 2008. Mr. Geeslin is a nominee for election at the 2009 Annual Meeting of Stockholders.

AUDIT COMMITTEE REPORT*

The Audit Committee oversees Hypercom’s financial reporting process on behalf of its Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of Hypercom’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008. As part of its review, the Audit Committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, and not just the acceptability, of Hypercom’s accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Hypercom. As part of that discussion, the Audit Committee received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits and quarterly reviews. The Audit Committee meets in person on a quarterly basis with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Hypercom’s internal controls, and the overall quality of its financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

AUDIT COMMITTEE

Daniel Diethelm, Chairman
Ian Marsh
Phillip Riese

*The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act or the Exchange Act, except to the extent that Hypercom specifically incorporates such report by reference therein.

INDEPENDENT AUDITOR

Representatives of Ernst & Young LLP (“Ernst & Young”), Hypercom’s independent registered public accounting firm for Fiscal 2008, are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions from stockholders.

The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young, as well as all fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Audit Committee Report.”

Fees Paid to Ernst & Young LLP

The following table shows the fees that were billed for the audit, audit-related, tax and other services provided by Ernst & Young for Fiscal 2008 and 2007.

	2008	2007
Audit Fees	$1,926,500	$1,935,000
Audit-Related Fees	456,900	117,000
Tax Fees	38,700	—
All Other Fees	2,500	—
Total	$2,424,600	$2,052,000

Audit Fees.  This category includes the audit of our annual financial statements, including the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees.  This category includes fees associated with employee benefit plan audits, due diligence, accounting consultation and audits in connection with proposed or consummated acquisitions, and attestation services that are not required by statute or regulation.

Tax Fees.  This category includes fees associated with tax return preparation, tax advice and tax planning. There were no such tax fees in 2007.

         All Other Fees.  This category includes fees for support and advisory services that are not audit, audit-related or tax services. There were no such other fees in 2007.

Audit Committee Pre-Approval of Audit and Non-Audit Services.  As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants, Ernst & Young. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually or as otherwise required by the Audit Committee. The Audit Committee has delegated pre-approval authority to its Chairman to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chairman of the Audit Committee must be presented at the next Audit Committee meeting for their review and ratification. All of the services provided by Ernst & Young described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by our Audit Committee.

RATIFICATION OF INDEPENDENT AUDITOR
(PROPOSAL NO. 2)

The Audit Committee has selected Ernst & Young as Hypercom’s independent auditor for fiscal year 2009, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain and supervise Hypercom’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the ratification of the selection of Ernst & Young as Hypercom’s independent auditor for the current fiscal year. Abstentions are not treated as votes cast and, therefore, will have no effect on such proposal.

The Board of Directors unanimously recommends a vote FOR ratification of the independent auditor.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the 2010 Proxy Statement

Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in our proxy statement for the 2010 Annual Meeting of Stockholders should submit the proposal in writing to our Corporate Secretary, 8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260. Generally, under SEC rules such notice would have to be received by January 1, 2010 in order to be considered for inclusion in the proxy statement.

Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Corporate Secretary not less than 90 days or more than 120 days before the anniversary date of the immediately preceding annual meeting. If we do not receive notice of a proposal within the time frame specified by our applicable advance notice provisions of our bylaws, such proposal will not be presented at the Annual Meeting.

Director Nominations or Other Business for Presentation at the 2010 Annual Meeting

Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a director by timely written notice to our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the anniversary date of the immediately preceding annual meeting. The notice must set forth:

•	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•
A representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting (including the number of shares of stock of the corporation owned beneficially or of record by such stockholder and the nominee or nominees) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
A description of all arrangements or understandings between the stockholders and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•
Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board; and

•	The consent of each nominee to serve as a director of the corporation if so elected.

A nomination or other proposal may be disregarded if it does not comply with the above procedures and any additional requirements set forth in our bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement, as discussed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hypercom officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Hypercom maintains a compliance program to assist its officers and directors in making these filings. Based solely upon a review of such filings furnished to us, we believe that Hypercom’s executive officers, directors and beneficial owners of more than 10% of our common stock timely complied with their filing requirements for Fiscal 2008, except that directors Daniel Diethelm, Johann Dreyer, Ian Marsh and Phillip Riese each failed to timely file one report on Form 4 relative to one transaction. All of the required reports were subsequently filed.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of Hypercom stock, your broker, bank or other nominee may only deliver one copy of the Notice of Internet Availability of Proxy Materials or, if requested, this proxy statement and our 2008 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. This practice is commonly known as “householding.” We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials or, if requested, this proxy statement and our 2008 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the proxy statement and annual report, now or in the future, should submit this request by writing to our Corporate Secretary, 8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260, by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com or by phone at (480) 642-5000. Beneficial owners sharing an address who are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Copies of Proxy Materials and Form 10-K

Hypercom’s proxy statement and Annual Report on Form 10-K are posted both on its website at www.hypercom.com and at www.proxyvote.com. Stockholders may receive printed copies of each of these documents without charge by following the instructions contained in the Notice of Internet Availability of Proxy Materials or by contacting Hypercom’s Investor Relations at (480) 642-5000, or 8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260. In addition, Hypercom will furnish a copy of any exhibit to its Form 10-K to a requesting stockholder upon payment of our reasonable expenses in furnishing such copy.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

HYPERCOM CORPORATION

Douglas J. Reich
Corporate Secretary

April 30, 2009

HYPERCOM CORPORATION ATTN: GENERAL COUNSEL 8888 E. RAINTREE DRIVE SUITE 300 SCOTTSDALE AZ 85260
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand  when  you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent  to receiving all future proxy statements,  proxy cards and  annual  reports  electronically via e-mail or the  Internet.  To  sign up  for electronic  delivery, please  follow  the  instructions  above  to  vote  using  the Internet  and,  when  prompted,   indicate  that  you agree  to  receive or access proxy materials electronically in future  years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone   telephone   to transmit  your voting instructions  up until
11:59  P.M. Eastern Time  the  day before  the  cut-off  date  or meeting  date. Have your proxy card in hand when you call and then  follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M14858-P81269 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HYPERCOM CORPORATION The Board of Directors recommends you vote "FOR" Proposals 1 and 2.	For Withhold For All All All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
0 0 0

Vote on Directors 1. ELECTION OF DIRECTORS Nominees: 01) Johann J. Dreyer 02) Keith B. Geeslin 03) Ian K. Marsh 04) Phillip J. Riese

Vote on Proposal		For Against Abstain
2. RATIFICATION OF INDEPENDENT AUDITORS
0 0 0

3.   IN THEIR DISCRETION,  THE PROXIES ARE AUTHORIZED  TO VOTE UPON ALL OTHER MATTERS  THAT MAY  BE PROPERLY PRESENTED  AT  THE  MEETING.

The  undersigned   hereby  revokes  any  proxy  or proxies  heretofore   given  to  vote  such  shares  at  said meeting   or any adjournment   thereof.

For address changes and/or comments, please check this box and0 write them on the back where indicated.

Please sign EXACTLY as your name  appears  hereon.  When  signing
as  attorney,   executor,  administrator,   trustee  or  guardian,   please
give your full title as such. If more than  one trustee,  all should sign.
If shares  are held jointly, both  owners  must  sign.

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date

Important Notice Regarding  the Availability  of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement  and Annual Report/Form 10-K are available at www.proxyvote.com.

M14859-P81269
HYPERCOM CORPORATION
ANNUAL MEETING OF STOCKHOLDERS – June 25, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned  hereby appoints Norman Stout, Philippe Tartavull and Douglas J. Reich, and each of them, proxies, with power  of substitution,  acting unanimously and voting, or if only one is present  and voting then  that  one, to vote the shares of common  stock of Hypercom Corporation  which the undersigned  is entitled to vote at the Annual Meeting of Stockholders to be held at Hypercom Corporation  Headquarters,  8888 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260,  on Thursday, June 25, 2009,  at 9:00  a.m.,  MST, and  at any adjournment   or adjournments   thereof,  with all the  powers  the undersigned  would possess if present.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Address Changes/Comments: ________________________________________________________________________________________

Please  mark, sign and date  the reverse  side and
return the proxy card promptly  using  the enclosed  envelope.